As filed September 14, 2005                               File No. 333-_________
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TITANIUM GROUP LIMITED
                (Name of registrant as specified in its charter)

        BRITISH VIRGIN ISLANDS                           7373                              NOT APPLICABLE
       (State or jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
     incorporation or organization            Classification Code Number)

                            4/F, BOCG INSURANCE TOWER
                    134-136 DES VOEUX ROAD CENTRAL, HONG KONG
                                 (852) 3427 3177
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        JASON MA, CHIEF EXECUTIVE OFFICER
                            4/F, BOCG INSURANCE TOWER
                    134-136 DES VOEUX ROAD CENTRAL, HONG KONG
                                 (852) 3427 3177
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED               UNIT                    PRICE            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par       9,956,000 shares           $0.20                 $1,991,200               $234.36
value per share
--------------------------------------------------------------------------------------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated September 14, 2005


                             TITANIUM GROUP LIMITED
                     UP TO 9,956,000 SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Titanium Group Limited

         The selling shareholders named in this prospectus are offering 9,956,000 shares of common stock of Titanium Group Limited. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling shareholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling shareholders have set an offering price of $0.20 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See "Selling Stockholders" on page 28 for more information about the selling shareholders.

         Our common stock is presently not traded on any market or securities exchange. The offering price may not reflect the market price of our shares after the offering.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2005

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................7
DILUTION.......................................................................7
DIVIDEND POLICY................................................................7
USE OF PROCEEDS................................................................8
SELECTED FINANCIAL DATA........................................................8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL..............................8
CONDITION AND RESULTS OF OPERATIONS............................................8
BUSINESS......................................................................11
MANAGEMENT....................................................................19
EXECUTIVE COMPENSATION........................................................21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................24
TAXATION......................................................................24
DESCRIPTION OF SECURITIES.....................................................26
SELLING STOCKHOLDERS..........................................................28
PLAN OF DISTRIBUTION..........................................................31
LEGAL MATTERS.................................................................32
EXPERTS.......................................................................32
ADDITIONAL INFORMATION........................................................32
REPORTS TO STOCKHOLDERS.......................................................33
INDEX TO FINANCIAL STATEMENTS.................................................33

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

TITANIUM GROUP LIMITED

         Through our wholly-owned subsidiary, Titanium Technology Limited ("Titanium Technology"), we develop and market biometrics technologies. Based in Hong Kong, with a research and development center in ShenZhen, China, and a sales representative office in the United States, we have built a strong network of expertise, comprising over 30 IT practitioners and researchers, enabling us to provide what we believe are top-quality biometrics products and professional services. In order to ensure the sustainability of cutting edge technologies, we have joined forces with Tsinghua University and the Chinese Academy of Science, Institute of Automation in the development of foundation technology and new products.

         Our offices are located at 4/F, BOCG Insurance Tower, 134-136 Des Voeux Road Central, Hong Kong. Our website is located at WWW.TITANIUM-TECH.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered..................9,956,000 shares of common stock.

Use of proceeds.....................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding..............50,000,000 shares of common stock.

Plan of distribution................The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

RISK FACTORS

         Investing in our securities involves a high degree of risk. You should consider carefully the information under the caption "Risk Factors" in deciding whether to purchase the Units.

SUMMARY FINANCIAL INFORMATION

         The following summary financial data (expressed in United States Dollars) is derived from the unaudited financial statements for the six-month period ended June 30, 2005 and the fiscal years ended December 31, 2004, 2003 and 2002 for Titanium Technology, included elsewhere in this offering memorandum. In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition. Accordingly, for accounting purposes, the historical financial statements of Titanium Technology will be the historical financial statements of the company.

         We have prepared the financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

INCOME STATEMENT DATA:                            SIX MONTHS                   YEAR ENDED DECEMBER 31,
                                                ENDED JUNE 30,   -----------------------------------------------------
                                                     2005               2004             2003              2002
                                                ----------------------------------------------------------------------
Revenues                                         $     841,860    $     814,006     $     558,679    $     547,095
Net income                                       $     141,119    $     258,204     $      10,373    $      66,801
Net income per common share (proforma)(1)        $         .00    $         .01     $         .00    $         .00


BALANCE SHEET DATA:                              JUNE 30, 2005                       DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                       2004             2003              2002
                                                ----------------------------------------------------------------------
Working capital                                  $     188,116    $     236,560     $     112,106    $     104,727
Total assets                                     $   1,106,979    $     738,252     $     503,562    $     331,051
Long-term debt                                   $           -    $     182,051     $     120,086    $           -
Stockholders' equity                             $     579,812    $     388,948     $     131,055    $     120,809

-----------------------
(1) Based on 47,000,000 shares outstanding as a result of the recapitalization with Titanium Group Limited for the years ended December 31, 2004, 2003, and 2002.


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE ONLY A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE YOUR INVESTMENT IN OUR STOCK.

         Your evaluation of our business will be difficult because we have a limited operating history. Titanium Technology has been in business since February 2001. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, as well as our distribution channels; our need to manage expanding operations; and our dependence on technology which could become incompatible or out of date. Our business strategy may not be successful, and we may not successfully address these risks.

OUR SUCCESS AND ABILITY TO COMPETE DEPENDS UPON OUR ABILITY TO SECURE AND PROTECT OUR PROPRIETARY TECHNOLOGY.

         Our success depends on our ability to protect our proprietary technology. In the event that a third party misappropriates or infringes on our intellectual property, our business would be seriously harmed. Third parties may independently discover or invent competing technologies or reverse engineer our technology. We expect that if we should successfully licenses to use our technology, competitors may attempt to duplicate our technology. Even if we were to obtain copyright protection on the software, we would still have to enforce our rights against those who might attempt to infringe on our intellectual property. Such enforcement efforts are likely to be expensive and time-consuming.

THE LOSS OF OUR OFFICERS AND DIRECTORS OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors. Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could, to varying degrees, have an adverse effect on our operations and system development. We do not currently maintain "key-man" life insurance on any of our executives or directors, but we intend to have such policies in place in the near future. On the other hand, all of the key officers have employment contracts in place and we strongly believe that the stability of the core team will be maintained for a long period of time. Nevertheless, the loss of any one of them would have a material adverse affect on us and technically, there can be no assurance that the services of any member of our management will remain available to us for any period of time.

         The knowledge and expertise of our officers and directors are critical to our operations. There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leave our company. In the event that we should lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM A FEW CUSTOMERS, THE LOSS OF WHICH COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES.

         For the year ended December 31, 2004, 8 customers accounted for approximately 75% of our revenue. Since a small number of customers account for a substantial portion of our revenues, the loss of any of our significant customers would cause revenue to decline and could have a material adverse effect on our business.

WE FACE COMPETITION FROM EXISTING AND POTENTIAL COMPETITORS.

         The current global political climate has heightened interest in the use of security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors in biometrics are developing and bringing to market products that use face recognition as well as eye, fingerprint, and other forms of biometric verification. Our products also will compete with other non-biometric technologies, such as certificate authorities and traditional keys, cards, surveillance systems, and passwords. Widespread adoption of one or more of these technologies or approaches in the markets we intend to target could significantly reduce the potential market for our systems and products. Due to our small size, it can be assumed that most if not all of our competitors have significantly greater financial, technical, marketing and other competitive resources. Many of our competitors and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, for example, to position themselves as being more experienced, having better products, and being more knowledgeable than us. To compete, we may be forced to offer lower prices and narrow our marketing focus, resulting in reduced revenues.

UNLESS WE KEEP PACE WITH CHANGING TECHNOLOGIES, WE COULD LOSE CUSTOMERS AND FAIL TO WIN NEW CUSTOMERS.

         Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new products and services in order to address the changing needs of the marketplace. We may not be able to accurately predict which technologies customers will support. If we do not introduce new products, services and enhancements in a timely manner, if we fail to choose correctly among technical alternatives, or if we fail to offer innovative products and services at competitive prices, customers may forego purchases of our products and services and purchase those of our competitors.

SECURITY BREACHES IN SYSTEMS THAT WE SELL OR MAINTAIN COULD RESULT IN THE DISCLOSURE OF SENSITIVE GOVERNMENT INFORMATION OR PRIVATE PERSONAL INFORMATION THAT COULD RESULT IN THE LOSS OF CLIENTS AND NEGATIVE PUBLICITY.

         Many of the systems we sell manage private personal information and protect information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to our business as a result of negative publicity and could prevent us from having further access to such systems or other similarly sensitive areas for other governmental clients. Our systems may also be affected by outages, delays and other difficulties. We do not have insurance coverage that would cover losses and liabilities that may result from such events.

THE MARKET FOR OUR SOLUTIONS IS STILL DEVELOPING AND IF THE INDUSTRY ADOPTS STANDARDS OR A PLATFORM DIFFERENT FROM OUR PLATFORM, THEN OUR COMPETITIVE POSITION WOULD BE NEGATIVELY AFFECTED.

         The market for identity solutions is still emerging. The evolution of this market is in a constant state of flux that may result in the development of different technologies and industry standards that are not compatible with our current products or technologies. In particular, the face recognition market lacks widely recognized industry standards for commercial use.

A LIMITED NUMBER OF STOCKHOLDERS WILL COLLECTIVELY CONTINUE TO OWN A MAJORITY OF OUR COMMON STOCK AFTER THIS OFFERING AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER STOCKHOLDERS.

         Immediately after this offering, our directors and officers will continue to own more than 75% of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions after this offering. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

THERE IS A LACK OF A PUBLIC MARKET FOR OUR COMMON SHARES, WHICH LIMITS OUR SHAREHOLDERS ABILITY TO RESELL THEIR SHARES OR PLEDGE THEM AS COLLATERAL.

         There is currently no public market for our shares, and we cannot assure you that a market for our stock will develop. Consequently, investors may not be able to use their shares for collateral or loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, investors may not be able to resell their shares at or above the price they paid for them or may not be able to sell their shares at all.

REGULATIONS RELATING TO "PENNY STOCKS" MAY LIMIT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES AND, AS A RESULT, OUR SHAREHOLDERS MAY HAVE TO HOLD THEIR SHARES INDEFINITELY.

         If a market develops for our common stock, our common stock would, most likely, be subject to rules promulgated by the SEC relating to "penny stocks," which apply to non-NASDAQ companies whose stock trades at less than $5.00 per share or whose tangible net worth is less than $2,000,000. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the security. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for the common stock.

SINCE NEITHER NONE OF OUR OFFICERS AND DIRECTORS IS A UNITED STATES RESIDENT, IT MAY BE DIFFICULT TO ENFORCE ANY LIABILITIES AGAINST THEM.

         All of our officers and directors reside in Hong Kong. Accordingly, if events should occur that give rise to any liability on the part of these persons, shareholders would likely have difficulty in enforcing such liabilities. If a shareholder desired to sue these persons, the shareholder would have to serve such persons with legal process. Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where assets are located.

OUTSTANDING COMMON STOCK PURCHASE WARRANTS MAY NEGATIVELY IMPACT OUR ABILITY TO OBTAIN FUTURE FINANCING.

         As of the date of this prospectus, there are outstanding 3,000,000 common stock purchase warrants, each of which entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share through June 30, 2008. The warrants are redeemable at $0.001 per warrant if the common stock is then listed on a recognized stock exchange or trading at $1.00 per share for 20 consecutive trading days. As long as the warrants remain unexercised and outstanding, the terms under which we may be able to obtain additional capital financing may be adversely affected.

POTENTIAL FUTURE SALES UNDER RULE 144 MAY DEPRESS THE MARKET PRICE FOR THE COMMON STOCK.

         In general, under Rule 144, a person who has satisfied a one-year holding period may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of us and who has beneficially owned the shares for a minimum period of two years. Therefore, the possible sale of our shares may, in the future, have a depressive effect on the price of our common stock in the market, should one develop.

WE ARE A BRITISH VIRGIN ISLANDS COMPANY AND, BECAUSE THE RIGHTS OF SHAREHOLDERS UNDER BRITISH VIRGIN ISLANDS LAW DIFFER FROM THOSE UNDER U.S. LAW, YOU MAY HAVE DIFFICULTY PROTECTING YOUR SHAREHOLDER RIGHTS.

         Our corporate affairs are governed by our memorandum and articles of association, the International Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

         The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

         There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

         As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would if we were incorporated in the United States.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct.


                                    DILUTION

         The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                                 DIVIDEND POLICY

         To date, we have not declared or paid any dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes.


                             SELECTED FINANCIAL DATA

         The following summary financial data (expressed in United States Dollars) is derived from the unaudited financial statements for the six-month period ended June 30, 2005 and the fiscal years ended December 31, 2004, 2003 and 2002 for Titanium Technology, included elsewhere in this offering memorandum. In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition. Accordingly, for accounting purposes, the historical financial statements of Titanium Technology will be the historical financial statements of the company.

         We have prepared the financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

INCOME STATEMENT DATA:                            SIX MONTHS                   YEAR ENDED DECEMBER 31,
                                                ENDED JUNE 30,   -----------------------------------------------------
                                                     2005                2004             2003              2002
                                                ----------------------------------------------------------------------
Revenues                                         $     841,860    $     814,006     $     558,679    $     547,095
Net income                                       $     141,119    $     258,204     $      10,373    $      66,801
Net income per common share (proforma)(1)        $         .00    $         .01     $         .00    $         .00


BALANCE SHEET DATA:                              JUNE 30, 2005                       DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                       2004             2003              2002
                                                ----------------------------------------------------------------------
Working capital                                  $     188,116    $     236,560     $     112,106    $     104,727
Total assets                                     $   1,106,979    $     738,252     $     503,562    $     331,051
Long-term debt                                   $           -    $     182,051     $     120,086    $           -
Stockholders' equity                             $     579,812    $     388,948     $     131,055    $     120,809

------------------------
(1) Based on 47,000,000 shares outstanding as a result of the recapitalization with Titanium Group Limited for the years ended December 31, 2004, 2003, and 2002.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         In June 2005, we acquired 100% ownership of Titanium Technology, but did not have any operations prior to the acquisition. Accordingly, for accounting purposes, the historical financial statements of Titanium Technology will be the historical financial statements of the company.

         As Titanium Technology is a software development company, it earns revenues through license sales of its products, all of which utilize the proprietary technology it develops. Development of the technology requires a significant outlay of cash before a viable product is developed that utilizes the technology. After development of a product, even more cash is required to market the product before any revenues are realized. Accordingly, the challenge that faces many software development companies is being able to obtain enough cash to fund research and development and marketing expenses and sustain the company until revenues are generated. Such funds are needed fairly quickly after products are developed, as the environment in which the products are used is constantly changing. Companies face the risk of discovering that their products do not meet the needs of the potential customers or are technologically outdated after a marketing campaign is launched.

         We believe that Titanium Technology has fared better than other technology companies, as it has been able to generate revenues rather early in the company's development, which have funded research and development expenses, as well as selling, general and administrative expenses. In the past few years, Titanium Technology has been able to develop proprietary products mainly based on proceeds from projects revenues. Some of the examples are ProAccess FaceOK, which the company launched in the fall of 2003 and was then quickly awarded the "Best of Comdex 2003 Finalist" in November the same year. The same product FaceOK was thereafter further awarded several local (the IT Excellence Award in Hong Kong) and regional (the Asia Pacific ICT award) recognitions. The company then launched ProFacer iDVR in the summer of 2004 and was then quickly granted an official endorsement from the People's Bank of China, which secured a unique advantage for the company to market its technology and products in the banking and finance section in the People's Republic of China. The above illustrates management's ability to internally fund the growth of the company with limited resources.

         Nevertheless, we believe that external funding from investors can stimulate and accelerate product development for a number of reasons. First, the company has now achieved a certain amount of recognition in the industry, especially in its region. It has also established several important marketing channels, most notably a sole distributor in Japan who brought along opportunities and major customers such as the NTT Group. Second, there is a clear sign of increased awareness in the personal security area in which biometric technologies are some of the most commonly used applications. The current global market size is approximately $1 billion, but is expected to grow to around $7 billion by year 2008(1). Third, the company has achieved a major breakthrough in its technology recently. In April 2005, we developed the newest facial recognition engine that achieves a false acceptance rate of less than 0.001% and a verification rate of over 99.9%. The most notable strength of this technology is perhaps its ability to be utilized in a one-to-many application as well as its ability to be deployed in all indoor lighting conditions. Based on these breakthrough abilities, management believes that the company is now a leader in this technology, worldwide.

RESULTS OF OPERATIONS

         FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002. Sales revenues slightly increased by $11,584 to $558,679 in 2003 from $547,095 in 2002. We launched new products in 2003. Because we devoted a substantial amount of our resources to the development of new products and fulfilling our operational needs, our marketing efforts suffered. As a result, sales did not increase significantly in spite of the product launch. The profit margins decreased from 54.0% in 2002 to 43.7% in 2003. Selling, general and administrative expenses increased from $143,299 in 2002 to $299,002 in 2003, due to a substantial increase in the number of employees and operating expenses at the early development stage. Also in 2003, we established our research center in Shenzhen, China. Research and development costs increased from $84,936 in 2002 to $89,092 in 2003. Accordingly, our net income decreased from $66,801 in 2002 to $10,373 in 2003.

         FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2003. Sales revenues increased by $255,327 (45.7%) comparing the 2004 fiscal year to the 2003 fiscal year, due to the beginning of significant sales of some of the products we had developed, such as ProAccess FaceOK. This marked the point where the company no longer relied solely upon project-based or consultancy income. The gross margin also improved as a percentage of sales, from 43.7% to 53.9%, and in terms of dollars, from $244,035 to $438,431. Selling, general and administrative expenses increased from $299,002 in 2003 to $323,899 in 2004 due to an increase in the number of employees and operating costs. However, in 2003, Titanium Technology incurred $89,092 of research and development costs, primarily for the research expenses on the ProFacer project, as compared to $nil in 2004. As both projects, ProAccess and ProFacer, reached the stage of development where they were available for general release to the public, expenses incurred for product development were capitalized, and therefore, no research and development expenses were incurred for 2004. Accordingly, Titanium Technology generated net income of $258,204 for 2004, as compared to net income of $10,373 for 2003.

-----------------------
      (1) Alster, "A Touchy Subject," CFO MAGAZINE - IT SPECIAL EDITION, p. 29 (Spring 2005, Vol. 21 No. 5).

         SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004. Sales revenues increased by $502,581 (148%) comparing the 2005 period to the 2004 period, due to sales of ProAccess FaceGuard and the commencement of a few large projects outside of Hong Kong. Selling, general and administrative expenses increased from $146,737 in 2004 to $259,081 in 2005, but decreased as a percentage of revenues from 43.2% in 2004 to 30.8% in 2005. The gross margin as a percentage of sales increased in 2005 to 47.1% from 25.4% in 2004, and also increased in terms of dollars due to the increase in sales revenues. As a result, we generated net income of $141,119 for the six months ended June 30, 2005, as compared to net income of $40,328 for the comparable 2004 period.

LIQUIDITY AND CAPITAL RESOURCES

         AS OF DECEMBER 31, 2003 AND 2004. At December 31, 2004, we had working capital of 236,560, as compared to $112,106 at December 31, 2003. The increase was due primarily to the increase in net income for the 2004 fiscal year.

         For the 2004 fiscal year, operating activities provided cash of $280,834, while investing activities and financing activities used cash of $283,428 and $25,641, respectively. Of the$283,428 used for investing activities, $267,804 was used for product development costs. In comparison, 2003 operating activities and financing activities provided cash of $168,132 and $27,778, respectively, while investing activities, primarily product development costs, used cash of $164,327. Product development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. We capitalized $152,010 and $259,279 of product development costs associated with ProAccess and ProFacer as intangible assets for the 2003 and 2004 fiscal years, respectively.

         AS OF JUNE 30, 2005. Titanium Technology had working capital of $188,116 at June 30, 2005, as compared to $236,560 at December 31, 2004. While our increased sales for the six months ended June 30, 2005 resulted in a $486,327 increase in accounts receivable, accounts payable also increased by $312,236. We expect that the majority of accounts receivable will be collected in the third quarter of 2005 and do not anticipate any harmful effect on our liquidity in the long-run.

         For the six months ended June 30, 2005, operating activities provided $184,411, but $100,410 and $134,529 were used in investing and financing activities, respectively. We used $81,487 to renovate our newly leased offices and $18,923 for product development costs. We also used $182,051 to repay shareholders' loans.

         In comparison, for the six months ended June 30, 2004, $140,431 was provided by operating activities, but $172,380 was used for investing activities, of which $162,438 was used for product development costs.

         At June 30, 2005, we had contractual obligations as set forth below:

----------------------------------------------------------------------------------------------------------------------
             CONTRACTUAL OBLIGATIONS                                     PAYMENTS DUE BY PERIOD
                                                    ------------------------------------------------------------------
                                                                  LESS THAN                              MORE THAN 5
                                                       TOTAL       1 YEAR      1-3 YEARS     3-5 YEARS      YEARS
----------------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations                          Nil          Nil          Nil           Nil          Nil
----------------------------------------------------------------------------------------------------------------------
Capital (Finance) Lease Obligations                 Nil          Nil          Nil           Nil          Nil
----------------------------------------------------------------------------------------------------------------------
Operating Lease Obligations                         $104,805     $31,670      $91,135       Nil          Nil
----------------------------------------------------------------------------------------------------------------------
Purchase Obligations                                Nil          Nil          Nil           Nil          Nil
----------------------------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected on the        Nil          Nil          Nil           Nil          Nil
Company's Balance Sheet
----------------------------------------------------------------------------------------------------------------------
Total                                               $104,805     $31,670      $91,135       Nil          Nil
----------------------------------------------------------------------------------------------------------------------

         We anticipate that we will spend approximately $250,000 before the end of the current fiscal year as a result of a collaboration agreement with the Chinese Academy of Science, Institute of Automation, in Beijing,

China, in which we have agreed to jointly develop biometrics products. We believe we will be able to fund this expenditure with our existing cash flow, based upon the signed contracts for orders that we have.

         Subsequent to June 30, 2005, we completed a private placement of our securities, through which we obtained net proceeds of approximately $535,000. Proceeds will be used to provide the funds necessary to implement the next step in our business plan, which is becoming a publicly-held company in the United States. Funds will be used for legal, accounting, and corporate consulting services and working capital. We believe that by becoming a publicly-held company, we will enhance the visibility of our products and services and our ability to obtain additional financing in the future.


                                    BUSINESS

BUSINESS DEVELOPMENT

         We were incorporated on May 17, 2004 as an international business company pursuant to the International Business Companies Act of the British Virgin Islands ("BVI"). On June 22, 2005, we acquired all of the entire issued share capital of Titanium Technology Limited, a company incorporated in Hong Kong on February 14, 2001 with limited liability. Titanium Technology specializes in the development of face recognition technology. On September 20, 2002, Titanium Technology and EAE Productions (HK) Limited, a company incorporated in Hong Kong on October 8, 1997, established Titanium Technology (Shenzhen) Co., Ltd., a wholly foreign owned enterprise in China.

         Titanium Technology is engaged in developing products utilizing biometrics technologies, licensing of technologies, professional services, and project contracting. Based in Hong Kong with a research and development center in ShenZhen, China, and a sales representative office in the United States, Titanium Technology has built a strong network of expertise, comprising over 30 IT practitioners and researchers, enabling us to provide what we believe are top-quality biometrics products and professional services. In particular, we believe we are a leading provider of Automatic Face Recognition Systems, or AFRS, and other biometric and security solutions to governments, law enforcement agencies, gaming companies, and other organizations worldwide. Our AFRS products enable customers to capture human face images electronically, encode facial image into searchable files (faceprint), and precisely compare a set of faces to a database containing potentially thousands of faces in seconds.

         For over five years, we have researched, developed, and marketed face biometrics technologies that incorporate advanced concepts in neural networks, artificial intelligence, image processing, pattern recognition, data mining, and massively parallel computing. Our researchers are keen to work on innovative recognition algorithms and, using advanced methods of software engineering, turn core mathematical modules into practical applications. Our proprietary mathematical algorithms, together with optimized hardware peripherals, enable our customers to cost-effectively achieve what we believe to be industry-leading accuracy rates and performance. Titanium Technology supports the latest standards in face biometrics and we are focused on enabling our customers to expand the capabilities of their systems as their biometric needs evolve.

         In the beginning of 2002, the award-winning core component for face recognition, called "Ti-Face", was successfully developed. To date, Ti-Face Software Development Kit ("SDK") is widely adopted as the development platform for governments, universities, and institutions. In 2003, we successfully registered a patent about "Apparatus and Method for Recognizing Images" in Hong Kong Special Administrative Region ("HKSAR"). Also in 2003, our face recognition product, ProAccess FaceOK(TM), computer logical access control software, was launched. This product was then awarded the "Best of Comdex Finalist 2003" in Las Vegas in the same year. In 2004, our intelligent surveillance product, ProFacer, was launched and promoted into casino and financial institution markets. We also set up distribution networks in mainland China, Australia, and Japan. Titanium Technology has proven capabilities in delivering biometrics security products, consulting, and systems integration serving the government, major financial institutions, universities, telecommunication companies, and prestigious international corporations.

TI-FACE

         Ti-Face is the core face recognition engine developed and implemented by Titanium Technology. A proprietary algorithm, named Dynamic Local Feature Analysis (DLFA), was invented to utilize the specific features for identification instead of the entire representation of the face. This technology is capable of selecting intelligently specific areas of the face, such as the eyes or mouth, which in turn are used as distinguishable features for recognition. Embedded with the Ti-Face module, a system can dynamically select sets of blocks, or features, in each face that differ from other faces in the data repository with an outstanding processing speed.

         Based on this innovative face recognition technology, our research and development group successfully modularized and realized this concept into the Ti-Face Software Development Kit (SDK) in 2002. This SDK is not only our core technology but serves as the blueprint for further extending our security access control applications for all walks of life.

         TI-FACE SDK 3.0 FOR WINDOWS. Features included in Ti-Face SDK 3.0 are face detection, high speed face tracking, matching and authentication, detecting motion or changes in a scene, extracting imagery from a video or live-stream, comparing and matching non-facial images, performing both "one-to-one" verification and "one-to-many" identification. Independent developers can use Ti-Face SDK as a tool to easily build custom applications based on our proprietary face detection and recognition technology. Furthermore, by integrating our face recognition engine into third-party solutions and applications, end users can obtain a solution that is customized to fulfill their specific requirements. At present, we are eager to develop additional modules on face recognition, such as lip movement identifier. By combining several modules, greater security and more accurate identification methods can be obtained. Furthermore, a multimodal biometric system can be easily integrated into an application to greatly enhance security, privacy and user convenience.

PRODUCTS

         Powered by our innovative face recognition technology, our core products can be grouped into two categories: PROACCESS and PROFACER. The ProAccess series fulfills the fundamental security and trust needs of the information world by logical and physical access control. The ProFacer series provides an ultimate solution for intelligent surveillance. Both of them have won both local and international prizes, which have shown that these are highly competitive face recognition products in the worldwide market. Moreover, Titanium Technology has proven its potential among its competitors and was selected by the HKSAR Government as one of suppliers PC/LAN Bulk Tender in Category C.

         PROACCESS. Applying our Ti-Face technology, the first series of products, called ProAccess, were launched in the middle of 2003. The ProAccess suite is a high-performance, secure, user-friendly solution to enhance the authentication method of physical door, personal computer, and mobile phones by advanced face recognition technology.

         PROACCESS FACEOK (PROFESSIONAL & ENTERPRISE). Powered by cutting-edge Face Recognition Technologies, ProAccess FaceOK fulfils the fundamental security and trust needs of the information world. Users can sign-on to their computers through face recognition, which ensures the highest degree of security against unauthorized access, especially when compared to authentication methods such as unsecured simple text input and unreliable memories. In addition, ProAccess FaceOK offers features such as audit trail, face learning, active user monitoring, and web-based single sign-on services and integrated with directory services.

         Audit Trail is enabled to capture all unauthorized login attempts (with images of trespassers and hackers) and store that information in a log file. The Face Learning function allows the user to learn the latest face whenever a login occurs. Natural facial progression does not compromise system accuracy. Active Monitoring monitors the environment actively to ensure continuous access control. The system proactively locks itself out when the authorized user is not detected. Hidden Encryption encrypts a file and masks it with an image file type so that only authorized users can retrieve its true content, while it appears as a normal file to others. Furthermore, users can logon to different Directory Services with the use of FaceOK. Those directories can be Novell eDirectory, Microsoft Active Directory, NT Domain, NDS, iPlanet and other LDAP compliant directories. Additionally, our new module focusing on web Single-sign on technology is integrated in FaceOK, which in turn, enforces our competitive competency in the market.

         Considering our variety of clients, our FaceOK is released into two editions, Professional edition and Enterprise edition. Enterprise edition is suited for the corporate buyers (such as MTRC, Mass Transit Railway Corp) and government agencies (Department of Health), whereas Professional edition is designed for SOHO or SME. Titanium Technology cooperates with distributors in Australia and Japan to market globally. Currently, we are dealing with potential distributors to enlarge our markets in different countries including United States, Europe and China.

         PROACCESS FACEGUARD. Conventional access control systems relying on cards, keys or codes are vulnerable to those wishing to gain unauthorized entry to a facility. The card, key or code may be lost, stolen or illegally copied. Once an intruder has gained access to a building using a stolen entry device, there is often little evidence to help in apprehending or prosecuting the culprit.

         Personal property, office equipment and intellectual property are all at risk. "FaceGuard" offers users a radically different approach to facilities security that not only provides secure access to buildings, but also detects and identifies anyone attempting to gain access without authorization.

         ProAccess FaceGuard is a biometric physical access control system, which identifies an individual's identity from their facial characteristics by comparison with recorded data, and enables keyless entry based not on what the entrant has or knows, but based on the identity of the entrant. In contrast to conventional automatic systems, which only check for possession of a valid card, pass or PIN number, this digital image analysis system recognizes individual people and turns away those who try to enter using borrowed or stolen IDs. Its clever software is not fooled by life-size photos, and will only admit living, breathing humans with faces it "recognizes". Therefore, the technology allows access that is convenient, personal, private, and extremely secure.

         ProAccess FaceGuard is empowered by Ti-Face. It can be operated in both online and offline mode. The templates of the authorized user list can be stored in a server or in the internal memory of the device. Features such as all-in-one device and best technology are used to protect and secure physical assets.

         All-In-One Device - Although ProAccess FaceGuard may be networked in an enterprise environment, it is a stand-alone device that can be operated independently. The installation is simple and, except for the electric lock, there is no hidden cost in the installation.

         Best Technology - Although different biometrics, e.g. finger scan, may be widely employed in similar application, face recognition is the best among the existing alternatives. First, according to our internal research, the false acceptance rate is less than 0.001% regardless of the lighting condition, which is 50 times better than traditional fingerprint authentication. Second, there is no direct contact between the device and users, and hence the problems of cleanliness and wear on the equipment are greatly reduced. Third, the core component is a CCD/CMOS camera, which is relatively low in production cost. Last but not least, users have less concern on privacy issues with regard to facial pictures and the market acceptance is much higher.

         PROACCESS FACEATTEND. ProAccess FaceAttend is a feature-rich, stand-alone, robust, cost effective, face recognition based time attendance recorder. It is suitable for medium and large offices, branches, factories, or other sites. ProAccess FaceAttend provides the most accurate data collection solution available by ensuring that employees must be present in order to record a punch. It brings the flexibility of a full-function time and attendance terminal together with the sophistication of the most accurate identification technology available. Using field-proven face biometric technology, FaceAttend terminals scan employees' faces to identify their identities from a huge database each time they punch. No fingerprints or palm prints are utilized.

         ProAccess FaceAttend can be installed at convenient locations throughout a facility to make it easy for employees to clock in. Punching is performed using biometric face scans, and the resulting transactions are periodically uploaded to a host PC running the automated timekeeping system. It greatly improves payroll accuracy by eliminating "buddy-punching," the practice of employees punching in or out for other employees who are not present at work. Not only does this reduce labor costs and the time required to prepare payroll, but it also gives supervisors more time to focus on their jobs instead of watching clocks, thereby increasing efficiency and profitability.

         From coast-to-coast and around the world, ProAccess FaceAttend is easing concerns and boosting security by ensuring that the people on-site actually belong there. Attendance of each employee is printed on the attendance report. The attendance report is particularly useful for payroll purposes. Wages and salaries can be paid according to the employee's worked hours, overtime etc. Given the continual growth of China as a worldwide manufacturing base, the Southern part of China has become arguably the largest network of factories. This region is also where we clearly have a distinct advantage of physical and cultural proximity.

         PROACCESS FACEMOBILE. ProAccess FaceMobile is the security solution using biometric technology for the mobile computing market. As the mobile ownership becomes more universal and third generation mobiles become more popular, we are keen to introduce advanced biometric security solution to this market.

         This technology uses the camera equipped in the mobile phone to perform the logon process. As a result, no additional hardware cost is incurred on the capturing device. Utilizing our face recognition technology, mobile users do not require special knowledge to use it. Users simply look at the camera embedded in their phone, automatically triggering and processing authentication for the logon process. The FaceMobile supports two different system architectures. The difference between the two architectures (user authenticated on the device and on the operator) is the location where authentication is processed.

         USER AUTHENTICATED ON THE DEVICE. In this architecture, the device captures and authenticates the user by the same device. This architecture is optimal for the following situations:
             o   The device may be operated offline;
             o   The device stores sensitive information locally; or
             o   The device has high processing power.
         In general, this architecture is applicable in the PDA market.

         USER AUTHENTICATED ON THE OPERATOR. This architecture supports the user picture being captured by the device, and then the servers in the operator site authenticate the user. This approach is designed for the following cases:

             o Authentication is required only when the user access service from operator; or
             o   The device need not have very powerful processing power.
         This approach can be a turn-key solution for current generation mobile phones.

         In summary, features found in FaceMobile are described below:

             o ENHANCED ACCESS CONTROL - As cameras are standard components in third generation mobile phones, this application of face recognition helps to greatly improve the access control of the phone with limited increased in production cost. The improved access control prevents unauthorized persons from making calls, receiving calls and reading stored data within the phone.

             o M-COMMERCE SUPPORT - The continual improvement of computing power of mobile devices, communication bandwidth, market acceptance, etc., will allow the real-life application of M-commerce in the near future. We believe that the use of FaceMobile could provide the foundation for secure transaction in the virtual credit card payment platform for major carriers such as NTT Docomo and Credit Card companies.

         PROFACER. ProFacer is a biometrically integrated surveillance system. Titanium Technology employs a full range of technology to enhance and automate existing surveillance techniques. In order to make the digital video recording technology more secure and smart, we provide the most advance biometrics systems that enable automated real time face recognition. The technology rapidly and accurately detects and recognizes faces.

         Characteristic processes enabling ProFacer to function effectively are detection, alignment, normalization, representation and matching:

             o DETECTION - When the system is attached to a video surveillance system, ProFacer recognition software searches the field of view of a video camera for human faces. If there is a face in the view, it is detected within a second.

             o ALIGNMENT - Once a face is detected, the system determines the head's position, size and pose. A face needs to be turned to an appropriate angle toward the camera for the system to register it.

             o NORMALIZATION - The image of the head is scaled and rotated so that it can be registered and mapped into an appropriate size and pose. Normalization is performed regardless of the head's location and distance from the camera. Light does not impact the normalization process.

             o REPRESENTATION - The system translates the facial data into a binary string - "Faceprint". This coding process allows for easier comparison of the newly acquired facial data to stored facial data.

             o MATCHING - The newly acquired facial data is compared to the stored data and linked to at least one stored facial representation. As comparisons are made, the system assigns a value to the comparison. If a score is above a predetermined threshold, a match is declared. The operator then views the two photos that have been declared a match to be certain that the computer is accurate.

         PROFACER IDVR. Currently, Digital Video Recorders (DVRs) are popular in public areas, offices and homes, with the belief that the cameras deter criminal activity. However, with the public need for security rising, the sheer numbers of DVRs pose problems. On top of traditional DVR systems, Titanium Technology offers a proprietary real-time algorithm of face image detection and capture, named PROFACER IDVR. It does not require special cameras or a specific environment. Multiple faces in a stream of people may be detected, captured, recorded and delivered with further analysis, reporting and notification capabilities. The Face Capture is an application software for video surveillance, monitoring, law enforcement and other applications.

         Individual facial patterns are recorded and stored in a digital photo database that can be viewed and used for different applications on-site or remotely. Titanium Technology developed several algorithms, supporting the real time processing of video data and image localization, determination of position of head and motion tracing for subsequent recognition.

         PROFACER IDVR can be used at airports, banks, casinos, public buildings, subways, factories, schools or in any other location where it makes sense to record the faces of visitors, with facilities for integration into existing DVR systems. The PROFACER IDVR GUI is very simple such that any operator can use all of its functions with just a minimal amount of training. The system is highly flexible, allowing images to be digitalized and recorded in either color or monochrome with a storage capacity typically exceeding 36 months of facial data recording. PROFACER IDVR screen simultaneously shows the live camera shot and the latest sequence of captured images. A pilot project has been launched in GuangXi Peoples' Bank of China.

         PROFACER IWATCHGUARD. PROFACER IWATCHGUARD adds automatic full time face recognition, matching and active warning alerts to any new or existing surveillance system. It allows each camera to serve as a diligent observation point even when the video is not observed. Face recognition surveillance incorporates computer intelligence to monitor faces and match those faces against a "watch list" face database. As a modern new tool to identify potential threats to public safety, PROFACER IWATCHGUARD can scan facial images of individuals and match them with a database of images containing known suspects. In seconds, a scanned face can be searched against thousands, or even millions of database images to determine if the scanned image matches a previously stored suspect image.

         This creative concept has been applied to protect high security areas such as casinos, banks, computer centers, research institutes and prison and jails, for fully automatic operation 24 hours a day. For example, a casino group in Macau has started a pilot project using PROFACER IWATCHGUARD to identify unwanted guests or VIPs. Using a list of unwanted guests stored in the database, casino staff can focus on trailing specific individuals from thousands of guests everyday. With the installation of PROFACER IWATCHGUARD, closed circuit televisions are connected and in real time send the scenes to a detection manager. Inside the detection engine, a number of clear and distinct faces will be identified. Each face will attempt to match the existing black-listed faces. As soon as a face known to the database appears in the scene, the system triggers a configurable alarm. Security guards can locate the unwanted person easily and take them away. As a result, staffs are no longer burdened by monotonous work, but can be employed more flexibly and effectively while still increasing security.

         PROFACER IMUGSHOT. PROFACER IMUGSHOT is another product derived from ProFacer surveillance solution. In law enforcement units such as police and immigration departments, this system can greatly help reducing fraud and crime. Through identifying duplicate images in large databases, such as licensed drivers and missing children and immigration, suspicious targets can be provided as a list. As a result, the scope in finding the target subjects can be greatly narrowed which, in turn, provides a cost effective, reliable and time saving surveillance application.

         Existing clients, like the Government Laboratory of HKSAR, are satisfied with this highly accurate, promptly response, time cost effective surveillance system. It is believed that police forces will be interested in this advanced application.

         PROFACER IDCONTROL. PROFACER IDCONTROL utilizes face recognition technology in the airline and national security. Every traveler, who is ready to make boarding registration, will be captured an image. Our PROFACER IDCONTROL can start scanning if the given facial image has a high similarity scale with the suspects contained in a database storing images of terrorists' faces provided by government agencies. Once a list of suspects is generated, airline staff can refine the verification process by one-to-one scanning. For further enhancement, facial images can be saved in the travel document during the check-in process. When travelers are ready to board the airline, our system can achieve a high degree of security by further matching live face with the face ID marked in the travel document. We believe these two levels of security measures are practical, helpful, safe and convenient in the airport.

         PROFACER IDCONTROL can be used for banking application. Face identity can be embedded in the credit card, every time holders withdraw money from ATM machines. For greater security, faces can be verified in addition to inputting passwords, to confirm ownership of credit or debit cards. Using these two levels of security control, personal property is strongly protected.

CONSULTING

         Our consulting team works with the client from the earliest stages of the project and takes accountability for the success of the project. We provide services in the areas of security service and system integration/development projects.

         SECURITY SERVICES. We believe we are one of the leading digital security services providers, offering strategic solutions for technology-enabled enterprises. As a security advisor, we help clients to meet their requirements for continuous IT innovation and development while controlling the risks inherent in today's complex networked environments. Our security specialists help customers identify system/network security weaknesses and provide professional advice on how to best protect vital information and assets both virtually on the Internet and physically without compromising productivity or endangering the bottom line. Our services include security consulting, risk assessment and penetration testing. Security training is also provided for the staffs to increase the security awareness and knowledge. Our clients include the Labour Department of Hong Kong SAR, Tokyo Bank of Mitsubishi, Citic Ka Wah Bank, Hong Kong Productivity Council, Mandatory Provident Fund Schemes Authority, and Mass Transit Railway Corp (MTRC). We are also a close partner with IBM offering the aforementioned service to its customers.

         SYSTEM DEVELOPMENT/INTEGRATION. Our solution team utilizes its technical expertise to implement complex business systems, thereby reducing time and risk for our customers' mission critical projects. We are responsible for business systems critical to the running of some of the world's leading commercial and public sector organizations, as well as large-scale technical systems designed to operate to the highest levels of reliability in demanding conditions. To keep pace with the competitive IT world, our staff have been equipped with newly and advanced knowledge, such as Microsoft .net and J2EE, on system implementation work.

DISTRIBUTION AND MARKETS

         We select distributors based on the potential impact of the distribution relationship. We seek to cooperate with business partners that will bring synergies, making it quicker to penetrate the target market and localization. Distributors in the United States include Elite Technology Solutions and eInfoDev Inc. Distributors in Asia include Smart Wireless (Japan), Elixir Group (Macau), Maxfair Technology Limited (Hong Kong), and Regal Cyber Group (Hong Kong and People's Republic of China). However, for major accounts that are readily accessible, we tend to handle such accounts ourselves since these corporate clients expect expert knowledge and demand flexibility.

         We organize exhibitions and seminars periodically to create awareness of the importance of biometrics applications. We participated in four exhibitions and one seminar in Japan in 2004 and 2005. The main purpose of these exhibitions and seminars is to introduce our products to the Japanese market, especially in the retail sector.

         We also prepares marketing materials such as brochures, product white papers and pricing references for the distributors and provide complete sales support and technical consulting services to them.

     Our markets include the following:
             o Hong Kong, including the Hong Kong government and commercial sectors;
             o   China, mainly the government;
             o   Macau, mainly casinos; and
             o For Japan and the US markets, we form a distribution partnership with the local agents to sell our products. Clients in Japan came from both retail and commercial sectors.

         Through these marketing activities, we have been able to acquire an increasing number of customers and distributors. As of the date of this Memorandum, we have 12 major customers, which represents a 50% increase over the end of our last fiscal year (December 31, 2004). Further, we project that by the end of this year, the number of major customers will grow to close to 20 from a variety of industries. This will ensure us a more balanced customer portfolio.

         Titanium Technology not only focuses on two core activities, biometrics-based technology development and professional services, but also operates a distribution business. In March 2003, it was awarded a bulk tender to supply PC/LAN software to all departments in HKSAR government for three years. This guarantees that Titanium Technology is one of the few vendors from whom the Hong Kong government purchases software. To strengthen our distributor network, we believe we have built a good relationship with many large vendors such as Microsoft, Novell, SiS International Ltd, JOS, and others. In addition, with our expertise in security technologies, eEye Digital Security has appointed Titanium Technology to be a regional distributor for eEye products.

CUSTOMERS

         Titanium Technology's major customers include:
             o    In Hong Kong:  the Hong Kong government
             o    In China:  People's Bank of China
             o In Macau: Elixir Group, a supplier to an entertainment corporation - Sociedade de Jogos de Macau
             o    In Japan:  NTT Group

         During the fiscal year ended December 31, 2004, 8 customers accounted for approximately 75% of revenues. Sales to Beacon Base Software Ltd. and Information Security One (Hong Kong) Ltd. were 13.32% and 21.02% of revenues, respectively.

INTELLECTUAL PROPERTY

         PATENTS. Titanium Technology was issued patent number HK1053239 for "Apparatus and Method for Recognizing Images" in September 2002. The patent expires September 10, 2010.

         TRADEMARK AND TRADE NAME. Titanium Technology has the following registered trademarks for "ProAccess FaceOK":
             o    United States - Serial No. 78/414377
             o    Hong Kong - Trade Mark No. 300053478
             o    China - Serial No. ZC3732931SL

COMPETITION

         The biometrics industry is fragmented and undeveloped, with a plethora of methods for gathering biometric information, processing the data, and interconnecting with applications. All the major prevailing biometrics systems have limitations. As a general rule, systems with a high degree of accuracy have typically been expensive to install and maintain. Systems that are inexpensive have performed poorly relative to accuracy. This compromise between accuracy and cost has led to many buyers deploying "layered" systems that combine two or more biometric methods, or require supplemental passwords and/or smart cards. Many potential buyers have been put off by the compromises and workarounds demanded by what is available in the market, and they are waiting for a better alternative to arrive.

         The biometric industry is global in scope, with many competitors and customers located in US and Europe. While Asia has some companies in the biometrics arena, many of the biggest projects have been in nations installing national identification systems. Strategic focus is quite diverse, as well, with some firms specializing in the proprietary technology associated with capturing biometric information, others in providing enterprise-level integration services, and still others in offering managed or hosted services for outsourced systems. Large players in intermediate or end-use markets for biometrics (e.g. banking/financial services, security, PCs/peripherals, software/enterprise systems, and wireless equipment and services) have been active in investing in or sponsoring biometric technologies.

         We intend to compete by utilizing the following strategies:
             o put more funding into research and development to strengthen the quality of our products;
             o gain more share in the Asian market before the big competitors step in;
             o    seek potential partnerships and strategic alliances; and
             o    organize more exhibitions of our products.

         We believe that we have two major competitors: Identix Incorporated and Viisage Technology, Inc., from the United States.

         Identix is a multi-biometrics security technology company in both fingerprint identification and facial recognition solutions has set to the growing demand for biometrics products and solutions access multiple security markets.

         Viisage delivers advance technology identity solutions for governments, law enforcement agencies and business concerned with enhancing security, reducing identity theft, and protecting personal privacy. It has been renowned for its facial recognition technologies.

RESEARCH AND DEVELOPMENT

         During the fiscal years ended December 31, 2004, 2003 and 2002, we spent $nil, $89,092 and $84,936, respectively, on research and development activities.

EMPLOYEES

         As of August 31, 2005, we employed a total of 33 persons, of which 28 were full-time. None of our employees is covered by a collective bargaining agreement.

FACILITIES

         Our principal offices are located at 4/F, BOCG Insurance Tower, 134-136 Des Voeux Road, Central, Hong Kong. We have entered into a lease contract with this new property that runs through June 2008, with an option to renew for an additional term of two years. The lease requires monthly rent of HK$23,695 (approximately $3,050) and a monthly management fee and air conditioning charge of HK$12,863 (approximately $1,656).

         Our research and development center is located at 15/F, Wen Jin Plaza 23, Tian Bei Road 1, Luo Hu Qu, Shenzhen, China, while the sales representative office in the United States is located at 3723 Haven Avenue, Menlo Park, California.

LEGAL PROCEEDINGS

         There are no legal proceedings pending and, to the best of our knowledge, there are no legal proceedings contemplated or threatened.

                                   MANAGEMENT

OFFICERS, DIRECTORS AND KEY EMPLOYEES

Our executive officers, directors, and key employees are:

   NAME                          AGE     POSITION

   Dr. Johnny Ng                  30     Chairman of the Board of Directors

   Jason Ma                       33     Chief Executive Officer

   Prof. Stan Li                  47     Chief Scientific Advisor

   Humphrey Cheung                34     Chief Technology Officer and Director

   Billy Tang                     32     Chief Operation Officer and Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

         DR. JOHNNY NG, CHAIRMAN. Dr. Ng is one of the reputable young entrepreneurs in China. Being a post-doctor in Tsinghua University, he received his BEng and Ph.D. in Industrial & Systems Engineering from The Hong Kong Polytechnic University. Dr. Ng first organized his own technology start-up, 303 Co. Ltd in 1998, which was sold to a listed company in 2001. Shortly after this transaction, he started Titanium Technology in September 2001 with research and development as its primary activity, and gradually expanded his business venture beyond Hong Kong. Dr. Ng has received a great deal of recognition for his extraordinary achievements. In particular, he was awarded the "Ten Outstanding Young Digi Persons 2000," "Innovative Entrepreneur of Year 2003," and "Top 100 Cosmopolitan Chinese Confucian Businessman in 2004". Dr. Ng is the youngest recipient in this event. He is a highly sought after speaker at high level industry conferences and a frequent commentator in the media. Currently, Dr. Ng's duties include his functioning as our principal financial and accounting officer.

         MR. JASON MA, CHIEF EXECUTIVE OFFICER. Mr. Ma became the Chief Executive Officer of Titanium Technology in May 2005 and is responsible for formulating business strategies, overseeing the entire business operation, and establishing and executing global alliances and mergers and acquisitions for the company. Mr. Ma was born and raised in Hong Kong and went to the United States for his university education, where he received a BSc degree in Engineering and computer science from the University of California at Berkeley, and an MBA degree from the University of Southern California's Marshall School of Business. During his stays in the United States he had worked for different companies in the fields of computer science and marketing. Mr. Ma returned Hong Kong in 1998 and has since been involved in various IT related endeavors. Before joining Titanium Technology in April 2004, he has worked as a consultant for the implementation of an ERP system for a multi-national manufacturing firm, and an analyst for a local venture capitalist on evaluation of IT-related investment opportunities.

         PROF. STAN LI, CHIEF SCIENTIFIC ADVISOR. Prof. Li has been a Researcher at National Lab of Pattern Recognition (NLPR), Institute of Automation, Chinese Academy of Sciences (CASIA), and the Director of the Center for Biometrics Research and Testing (CBRT) since August 2004. He worked at Microsoft Research Asia (MSRA) as a Researcher from May 2000 to Aug 2004. Prior to that, he was an Associate Professor of Nanyang Technological University, Singapore. His current research interest is in face recognition technologies, biometrics, intelligent surveillance, pattern recognition, and machine learning. Prof. Li has been the Chief Scientific Advisor to Titanium Technology since June 2005. He has published several books, including "Handbook of Face Recognition" (Springer-Verlag, 2004) and "Markov Random Field Modeling in Image Analysis" (Springer-Verlag, 2nd edition in 2001), and over 180 reference papers and book chapters in these areas. He obtained a B.Eng from Hunan University, an M.Eng from National University of Defense Technology, and a PhD. from Surrey University where he also worked as a research fellow. All the degrees are in Electrical and Electronic Engineering. He is a senior member of IEEE and currently serves as editorial board of Pattern Recognition, and program committees of various international conferences.

         MR. HUMPHREY CHEUNG, CHIEF TECHNOLOGY OFFICER AND DIRECTOR. Mr. Cheung has been the Chief Technology Officer of Titanium Technology since July 2001. He has BEng in Electronic Engineering from The Chinese University of Hong Kong and M.Phil in Manufacturing Engineering from The Hong Kong Polytechnic University. Mr. Cheung is responsible for overseeing the technical development of all product lines as well as the integration of the technologies into product, systems and platforms into deliverables that will best serve market demands. Prior to founding Titanium Technology, Mr. Cheung worked at the Computer Graphics Laboratory for the Hong Kong Polytechnic University as a research assistant. He was also a co-founder of 303 Company Limited with Dr. Johnny Ng and Mr. Billy Tang. He has published several papers in the fields of computer graphics, solid modeling, biometrics, and pattern recognition.

         MR. BILLY TANG, CHIEF OPERATION OFFICER AND DIRECTOR. Mr. Tang has been the Chief Operation Officer of Titanium Technology since July 2001 and is responsible for its management and overall operation. He holds Bachelor's degree in Mathematics from the Hong Kong University of Science and Technology. Under his leadership, Titanium Technology has experienced tremendous growth and has increased its employee base to over 30 employees worldwide in just over a year. Prior to co-founding Titanium Technology, he was also a co-founder of 303 Company Limited with Dr. Johnny Ng and Mr. Humphrey Cheung. Mr. Tang previously was an instrumental member of the research team in the department of Industrial and Systems Engineering of the Hong Kong Polytechnic University, where he focused on the research of virtual reality technology. He also held senior position in one of the largest Internet Service Provider in Hong Kong.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.


                             EXECUTIVE COMPENSATION

         The following table sets forth information about the remuneration of our chief executive officers for the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------
                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                --------------------------------------
                                                                            AWARDS             PAYOUTS
                   ----------------------------------------------------------------------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
    NAME AND                                            ANNUAL        STOCK     UNDERLYING      LTIP        ALL OTHER
    PRINCIPAL                                         COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS       COMPENSA-
    POSITION        YEAR    SALARY ($)    BONUS ($)     TION($)        ($)       SARS (#)        ($)         TION ($)
-----------------------------------------------------------------------------------------------------------------------
  Johnny Ng (1)<F1> 2002      $17,820       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2003      $41,538       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
                    2004      $30,512       $-0-         $-0-         $-0-          -0-         $-0-         $-0-
-----------------------------------------------------------------------------------------------------------------------
--------------------------

(1)<F1> Mr. Johnny Ng functioned as the Chief Executive Officer from September 2001 to April 2004.

         During the last fiscal year, there were no grants of stock options, stock appreciation rights, benefits under long-term incentive plans or other forms of compensation involving our officers. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

EMPLOYMENT CONTRACTS

         We entered into agreements with our executive officers, Jason Ma, Humphrey Cheung, and Billy Tang as of January 1, 2005. While each of the agreements provides for permanent employment, each agreement may be terminated by either party at any time without cause upon two weeks' notice. In the event of termination, the employee is subject to a 12-month non-competition provision during which he cannot engage in any business that competes with us or deal with any of our existing customers. The agreements provide for monthly salaries of $2,564 for Mr. Ma, $3,846 for Mr. Cheung, and $3,846 for Mr. Tang, with annual salary reviews on January 1 of each year.

         During 2005, there were unpaid salaries to Jason Ma, Humphrey Cheung, and Billy Tang in the amount of $7,692 to each person. On June 30, 2005, these three officers agreed to forgive the unpaid salaries due from us through that date in the total amount of $23,076.

STOCK OPTION PLAN

         We propose to adopt a stock option plan under which options to purchase up to 5,000,000 shares of common stock may be granted. We anticipate that the plan will provide for the granting of incentive stock options to our employees and non-statutory options to our employees, advisors and consultants.

         The board of directors or the compensation committee of the board would determine the exercise price for each option at the time the option is granted. The exercise price for shares under an incentive stock option would not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price is the closing price per share on the date the option is granted. The committee would also determine when options become exercisable. The term of an option would not be no more than ten (10) years from the date of grant. No option would be exercised after the expiration of its term.

         Unless otherwise expressly provided in any option agreement, the unexercised portion of any option granted to an optionee would automatically terminate one year after the date on which the optionee's employment or service is terminated for any reason, other than by reason of cause, voluntary termination of employment or service by the optionee, or the optionee's death. Options would terminate immediately upon the termination of an optionee's employment for cause or 30 days after the voluntary termination of employment or service by the optionee. If an optionee's employment or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following year if the employment or consulting relationship had continued, would be exercisable within the one year period following the optionee's death by his or her estate or by the person who acquired the exercise right by bequest or inheritance.

         Options granted under the plan would not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee, except that a non-statutory stock option would be transferable to a family member or trust for the benefit of a family member if the committee's prior written consent is obtained.

         We anticipate that we will have the right to redeem any shares issued to any optionee upon exercise of the option granted under the plan immediately upon the termination of optionee's employment or service arising from disability, the death of the optionee, the voluntary termination of employment or services of the optionee, or the termination of employment or services of the optionee for cause. The redemption price would be the fair market value of the shares on the date of the event of redemption.

         In the event that our stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price for shares subject to any such outstanding option.

         In the event of a merger in which our shareholders immediately before the merger own 50% or more of the issued and outstanding shares of stock of the resulting entity after the merger, then existing options shall automatically convert into options to receive stock of the resulting entity. Unless otherwise expressly provided in any option, the committee in its sole discretion may cancel, effective upon the date of the consummation of any change of control, any option that remains unexercised on such date.

         We anticipate that the plan will authorize the board to amend, alter, suspend, or terminate the plan, or any part thereof, at any time and for any reason. However, the plan would require shareholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable laws. No such action by the board or shareholders would alter or impair any option previously granted under the plan without the written consent of the optionee. The plan would remain in effect until terminated by action of the board or operation of law.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to the officers and directors individually and as a group, and the holders of more than 5% of the our common stock, as of the date of this prospectus:

   NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>                NUMBER OF SHARES OWNED           PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------------------
Johnny Ng                                                          37,835,000 (3)<F3>                   75.7%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Golden Mass Technologies Ltd.                                      37,835,000 (4)<F4>                   75.7%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong


                                       22


   NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>                NUMBER OF SHARES OWNED           PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------------------
Humphrey Cheung                                                    7,188,650 (5)<F5>                    14.4%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Billy Tang                                                         7,188,650 (6)<F6>                    14.4%
4/F BOCG Insurance Tower
134-136 Des Voeux Road Central
Hong Kong

Hong Tai Holdings, Co. Ltd.                                        5,005,500 (7)<F7>                    10.0%
A2, 2/F, Tonic Industrial Centre
No. 26, Kai Cheung Road
Kowloon Bay, Hong Kong

Eric Wong                                                          5,005,500 (7)<F7>                    10.0%
A2, 2/F, Tonic Industrial Centre
No. 26, Kai Cheung Road
Kowloon Bay, Hong Kong

Christine Lau                                                      3,783,500 (8)<F8>                     7.6%
2/F, Blk 10, Rosary Villas
Lok Lam Road, Shatin, Hong Kong

All Directors and Executive Officers As a Group (3                 37,835,000 (9)<F9>                   75.7%
persons)
-------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2> Does not give effect to the possible exercise of the Warrants or warrants that may be issued as selling compensation.

(3)<F3> Includes 37,835,000 shares owned by Golden Mass Technologies Ltd., a British Virgin Islands company ("Golden Mass"). Golden Mass is 51% owned by Golden Emperor Investments Ltd., a BVI company ("Golden Emperor"). Golden Emperor is 80% owned by Goldford Business Inc., a BVI company ("Goldford") and 20% owned by Ms. Christine Lau. Goldford is 100% owned by Mr. Ng.

(4)<F4> Golden Mass is beneficially owned by Mr. Johnny Ng (41%); Ms. Christine Lau (10%); Mr. Humphrey Cheung (19%); Mr. Billy Tang (19%); Mr. Eric Wong and his wife (through Hong Tai Holdings Co. Ltd., a Hong Kong company) (10%); and Mr. Patrick Lo (1%)

(5)<F5> Mr. Cheung is the beneficial owner of 19% of the shares owned by Golden Mass.

(6)<F6> Mr. Tang is the beneficial owner of 19% of the shares owned by Golden Mass.

(7)<F7> Hong Tai Holdings, Co. Ltd. beneficially owns 3,783,500 shares through its 10% ownership of Golden Mass and 1,222,000 shares through its 2.6% direct ownership in the Company. Hong Tai Holdings is 100% owned by Eric Wong and his wife.

(8)<F8>  Ms. Christine Lau is the mother of Mr. Jason Ma.

(9)<F9> Includes all shares of common stock described in notes (3) through (5) above.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

         During the years ended December 31, 2004, 2003 and 2002, we had sold goods to Ericorps Creation (HK) Limited in the amounts of $34,204, $105,874, and $64,102, respectively. Ericorps Creation (HK) Limited is owned by Eric Wong and his wife, who own beneficially 10.0% of the our outstanding shares.

         We paid for the non-business related expenses of Golden Mass Technologies Limited ("Golden Mass"), a shareholder that is beneficially owned by, among others, Johnny Ng, Humphrey Cheung, and Billy Tang, who are our officers and directors, since 2002. In addition, we have paid Humphrey Cheung, a director, who then transferred the cash to our subsidiary in the PRC. Both transactions have been reflected on our balance sheets as amounts due from related parties. At December 31, 2002, $49,427 was owed to us by Golden Mass and Mr. Cheung. We received payments of $6,210 and advanced $60,415 during 2003, resulting in $103,632 being owed at December 31, 2003. We received payments of $56,329 and advanced $87,144 during 2004, resulting in $180,601 being owed at December 31, 2004. All these balances were settled on June 30, 2005 by offsetting the outstanding balances against the loans from directors.

         Since 2001, Billy Tang, Humphrey Cheung and Johnny Ng, officers and directors, have loaned funds to us on an interest-free, unsecured basis. During 2001 and 2002, the three directors loaned us $52,964 and we repaid $28,058, leaving a balance owed of $24,906. During 2003, the three directors and Goldford Consultancy Limited ("Goldford"), a shareholder that is beneficially owned primarily by Johnny Ng, loaned us $81,149 and we repaid $68,865 to Humphrey Cheung and Johnny Ng, leaving a balance owed to the three directors and Goldford of $37,190 at December 31, 2003. During 2004, Billy Tang and Johnny Ng loaned us $56,604 and we repaid $66,769 to Humphrey Cheung, Johnny Ng, and Goldford, leaving a balance owed to Humphrey Cheung and Johnny Ng of $27,025 at December 31, 2004. During 2005, Billy Tang and Johnny Ng loaned $65,767 and we repaid $4,679 to both directors. On June 30, 2005, Billy Tang and Johnny Ng agreed to forgive loans made to us through that date in the amount of $88,113.

         In 2003 and 2004, Johnny Ng, Billy Tang, and Humphrey Cheung, through Golden Mass, loaned us $117,949 and $64,102, respectively. These loans are unsecured, interest-free, and not repayable within the next twelve months.

         Billy Tang, Johnny Ng, and Humphrey Cheung personally guaranteed our installment loan from a financial institution in the amount of $38,462. This loan was repaid in 18 monthly installments of $2,313 in 2005.


                                    TAXATION

         The following is a summary of anticipated material U.S. federal income and British Virgin Islands tax consequences of an investment in our common shares. The summary does not deal with all possible tax consequences relating to an investment in our common shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the common shares. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

         The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S. federal income tax on all of its income regardless of source, making an investment in the common shares.

         In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of our common shares, which we refer to as a "10% Shareholder". Non-U.S. persons and 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in our common shares.

         A U.S. investor receiving a distribution of our common shares will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax law. Any distributions in excess of our earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor's adjusted tax basis in our common shares, and then as gain from the sale or exchange of a capital asset, provided that our common shares constitutes a capital asset in the hands of the U.S. investor. U.S. corporate shareholders will not be entitled to any deduction for distributions received as dividends on our common shares.

         Gain or loss on the sale or exchange of our common shares will be treated as capital gain or loss if our common shares are held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held our common shares for more than one year at the time of the sale or exchange.

         A holder of common shares may be subject to "backup withholding" at the rate of 28% with respect to dividends paid on our common shares if the dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to the holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common shares may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

         Backup withholding may be avoided by the holder of Common Shares if such holder:

             o   is a corporation or comes within other exempt categories; or

             o provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

         In addition, holders of common shares who are not U.S. persons are generally exempt from backup withholding, although they may be required to comply with certification and identification procedures in order to prove their exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder's U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return in order to claim refunds of withheld amounts.

BRITISH VIRGIN ISLANDS TAXATION

         Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common shares who is not a resident of British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and holders of common shares are not liable for British Virgin Islands income tax on gains realized during that year on any sale or disposal of the shares. The British Virgin Islands does not currently impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

         There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the common shares are not subject to transfer taxes, stamp duties or similar charges.

         There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.


                            DESCRIPTION OF SECURITIES

         We were registered in the British Virgin Islands on May 17, 2004 as a British Virgin Islands International Business Company, number 597079.

         Our charter documents consist of our Memorandum of Association and our Articles of Association. The Memorandum of Association loosely resembles the Articles of Incorporation of a United States corporation and the Articles of Association loosely resembles the bylaws of a United States corporation. A brief description of our Memorandum of Association and Articles of Association follows, including a summary of material differences between the corporate laws of the United States and those of the British Virgin Islands. This description and summary does not purport to be complete and does not address all differences between United States and British Virgin Islands corporate laws. Copies of our Memorandum of Association and Articles of Association have been filed as exhibits to our registration statement on Form S-1 and readers are urged to review these exhibits in their entirety for a complete understanding of the provisions of our charter documents.

         Our Memorandum of Association provides that we any engage in any act or activity which is not prohibited by any laws of the British Virgin Islands.

         We are authorized to issue 100,000,000 shares of common stock, with a par value of $0.01 per share. As of the date of this prospectus, we had 50,000,000 outstanding shares of common stock. All of our outstanding shares are fully paid and non-assessable.

         All shareholders have the same voting rights. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Our shareholders are entitled to vote together as a single class on all matters submitted to a vote of the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends. All outstanding common shares have the same rights with regard to dividends and distributions upon our liquidation, which is to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid. All dividends unclaimed for three years after having been declared may be forfeited by resolution of the directors for our benefit.

         Although there are no conversion, redemption, sinking fund or similar provisions applicable to our outstanding shares of common stock, we may redeem any of our own shares for fair value. However, no purchase, redemption or other acquisition of shares can be made unless out of surplus (as defined by the International Business Companies Act) and unless the directors determine that immediately after the purchase, redemption or other acquisition we will be able to satisfy our liabilities as they become due in the ordinary course of business, and the realizable value of our assets will not be less than the sum of our total liabilities and capital. In the absence of fraud, the decision of the directors as to the realizable value of our assets is conclusive, unless a question of law is involved.

         If our shares are divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the shares of that class) may be changed only with the consent in writing of the holders of not less than 75% of the issued shares of that class and the holders of not less than 75% of the issued shares of any other class of shares which may be affected by such variation.

         There are no limitations on the right of any person to own or vote our securities. However, holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue. Our Memorandum and Articles of Association do not contain any provision discriminating against any existing or prospective holder of our common stock as a result of ownership of any particular number of shares. Our Memorandum and Articles of Association do not contain any provisions relating to changes in our capital which are more stringent than those required by law.

         Our Articles of Association provide that our board of directors will consist of not less than one nor more than 20 directors. Each director holds office until his successor has been elected or the director is removed or resigned.

         The directors may by resolution fix the compensation of directors for services provided in any capacity to us. There is no age requirement or limit for a director and a director is not required to own any shares of our capital stock.

         Directors may be natural persons or companies, in which event the company may designate a person as its representative as a director. Directors or shareholders may remove a director for any reason. A director may appoint an alternate to attend meetings and vote in the place of the director. No agreement or transaction between us and one or more of our directors or any person in which any of our directors has a financial interest is void or voidable by reason of the presence, vote or consent by the interested director at the meeting at which the agreement or transaction is approved if the material facts of the interest of each director are disclosed in good faith or known to the other directors.

         The directors may convene meetings of our shareholders at such times and in such manner and places as the directors consider necessary or desirable. The directors are required to convene such a meeting upon the written request of shareholders holding 50% or more of our outstanding voting shares. At least seven days' notice of the meeting must be given to the shareholders whose names appear on the share register. One-third of our outstanding shares entitled to vote must be present at a meeting of shareholders in order to constitute a quorum and the affirmative vote of a majority of those present and entitled to vote is required in order to approve action by shareholders. Our Memorandum and Articles of Association do not contain any conditions relating to admission to any meeting of our shareholders.

         Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a British Virgin Islands company, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations with a subsidiary, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the company, or any combination (provided the assets do not represent more than 50% of the total assets of the company and the sale is not outside of the usual or ordinary course of the company's business), if they determine it is in the best interests of the company. The directors may, by a resolution of directors, exercise all powers we may have to borrow money. The directors' ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common shares at a premium over then current market prices.

         Our directors may also, by resolution:

             o change the shares of all or part of a class into a different number of shares of the same class.

             o sub-divide all or any of our outstanding shares into a smaller number of shares, and determine that, as between the holders of the shares resulting from the sub-division, one or more of the shares may have special rights, or may have qualified or deferred rights over other outstanding shares or be subject to any restrictions imposed by the directors.

         British Virgin Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.

         While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, that is, in the name of, and for the benefit of, our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the US.

         As in most US jurisdictions, the board of directors of a British Virgin Islands company is charged with the management of the affairs of the company. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

         Under British Virgin Islands law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under our Memorandum of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith. Our Memorandum of Association also enables us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

WARRANTS

         In connection with our private placement of Units, we issued common stock purchase warrants. The warrants give the holders the right to purchase from us, until June 30, 2008, an aggregate of 3,000,000 shares of our common stock for $0.50 per share. Both the number of warrants and the exercise price of the warrants are subject to anti-dilution adjustments in the event of stock dividends, stock splits, stock combinations and any other similar transactions. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders.

         Each warrant is redeemable at $0.001 per warrant if the common stock is then listed on a recognized stock exchange or trading at $1.00 per share for 20 consecutive trading days.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.


                              SELLING STOCKHOLDERS

         This prospectus relates to the resale of 9,956,000 shares of common stock held by existing shareholders. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

                                                                                                  OWNERSHIP AFTER OFFERING
                                                                                                  --------------------------
                                                               NUMBER OF
                                                                SHARES              SHARES
                                                             BENEFICIALLY      REGISTERED FOR      NUMBER OF
NAME OF SELLING SHAREHOLDER                                    OWNED (1)<F1>   FOR RESALE (3)<F3>  SHARES (2)<F2> PERCENT
---------------------------                                    ---------       --------------      ----------     -------
George Lucas Adamson                                             50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lori Kay Allred                                                  20,000 (2)<F2>           10,000        10,000      (4)<F4>
William Ambrose                                                 150,000 (2)<F2>           75,000        75,000      (4)<F4>
Lloyd Banks and Vera Banks                                       100,000(2)<F2>           50,000        50,000      (4)<F4>
Richard Bush-Luna and Cyndi Bush-Luna                            25,000 (2)<F2>           12,500        12,500      (4)<F4>
Howard S. Carney                                                100,000 (2)<F2>           50,000        50,000      (4)<F4>
Chan Ho Wah Terence                                             100,000 (2)<F2>           50,000        50,000      (4)<F4>
Linda A Chandler and Bradley Scott Chandler                      10,000 (2)<F2>            5,000         5,000      (4)<F4>
Cheng Chui Yee Bonnie                                            20,000 (2)<F2>           10,000        10,000      (4)<F4>
Chin Cheung                                                     100,000 (2)<F2>           50,000        50,000      (4)<F4>
Devries Properties                                               30,000 (2)<F2>           15,000        15,000      (4)<F4>
Laura Dichter                                                    25,000 (2)<F2>           12,500        12,500      (4)<F4>
John  Diepersloot Trust                                          37,000 (2)<F2>           18,500        18,500      (4)<F4>
Heather Evans                                                   108,000 (2)<F2>           54,000        54,000      (4)<F4>
Brent Alan Fedrizzi                                              10,000 (2)<F2>            5,000         5,000      (4)<F4>
Jeffrey W. Felton                                               100,000 (2)<F2>           50,000        50,000      (4)<F4>
Lilian Fong                                                     300,000 (2)<F2>          150,000       150,000      (4)<F4>
Michael D. Forti and Thomas A. Forti                             50,000 (2)<F2>           25,000        25,000      (4)<F4>
Thomas A. Forti                                                 200,000 (2)<F2>          100,000       100,000      (4)<F4>
Dirk Blair Freeman II                                            50,000 (2)<F2>           25,000        25,000      (4)<F4>
Clifford E. Godfrey                                              20,000 (2)<F2>           10,000        10,000      (4)<F4>
Goh Choo Hwee                                                    10,000 (2)<F2>            5,000         5,000      (4)<F4>
Arnold Goldblatt                                                 20,000 (2)<F2>           10,000        10,000      (4)<F4>
Martin Gross                                                     10,000 (2)<F2>            5,000         5,000      (4)<F4>
Jacquie Hallenbeck                                              100,000 (2)<F2>           50,000        50,000      (4)<F4>
Sarah S. Haney                                                   50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert Hardaway                                                  10,000 (2)<F2>            5,000         5,000      (4)<F4>
Randy and Carol Heller                                           30,000 (2)<F2>           15,000        15,000      (4)<F4>
Ryan B. Heller and Marlana Heller                                15,000 (2)<F2>            7,500         7,500      (4)<F4>
Adrian Hernandez and Tracy Hernandez                            250,000 (2)<F2>          125,000       125,000      (4)<F4>
Annie S. Hinson and Bob Hinson                                  250,000 (2)<F2>          125,000       125,000      (4)<F4>
Paul E. Hinson                                                   50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert S. and Michele B. Hinson                                  50,000 (2)<F2>           25,000        25,000      (4)<F4>
J Paul Consulting                                               500,000 (2)<F2>          250,000       250,000      (4)<F4>
Mike G. Jackson                                                 250,000 (2)<F2>          125,000       125,000      (4)<F4>
Kevin Jenkins                                                   130,000 (2)<F2>           65,000        65,000      (4)<F4>
Richard H. Kelly                                                 50,000 (2)<F2>           25,000        25,000      (4)<F4>
John D. Kucera                                                   50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lai To Yue Linden                                                50,000 (2)<F2>           25,000        25,000      (4)<F4>
Lam Kwan                                                         10,000 (2)<F2>            5,000         5,000      (4)<F4>
Lam Sheung Ching Larry                                           20,000 (2)<F2>           10,000        10,000      (4)<F4>

                                       29

                                                                                                  OWNERSHIP AFTER OFFERING
                                                                                                  --------------------------
                                                               NUMBER OF
                                                                SHARES              SHARES
                                                             BENEFICIALLY      REGISTERED FOR      NUMBER OF
NAME OF SELLING SHAREHOLDER                                    OWNED (1)<F1>   FOR RESALE (3)<F3>  SHARES (2)<F2> PERCENT
---------------------------                                    ---------       --------------      ----------     -------
Lee Wing Hong Bruce                                             200,000 (2)<F2>          100,000       100,000      (4)<F4>
Lee Yau Chuen Jacko                                             200,000 (2)<F2>          100,000       100,000      (4)<F4>
Myron Leon Trust                                                125,000 (2)<F2>           62,500        62,500      (4)<F4>
Catherine Leung                                                 100,000 (2)<F2>           50,000        50,000      (4)<F4>
Stella S.F. Liu Trust                                           125,000 (2)<F2>           62,500        62,500      (4)<F4>
Jay Lutsky                                                       10,000 (2)<F2>            5,000         5,000      (4)<F4>
Thomas E. Manoogian                                              50,000 (2)<F2>           25,000        25,000      (4)<F4>
Chris J. Martinez                                                20,000 (2)<F2>           10,000        10,000      (4)<F4>
Deborah A. Melnick                                               50,000 (2)<F2>           25,000        25,000      (4)<F4>
Jeffrey C. Melnick                                               50,000 (2)<F2>           25,000        25,000      (4)<F4>
Robert A. Melnick                                                50,000 (2)<F2>           25,000        25,000      (4)<F4>
John J. Murphy and Paula B. Murphy                               10,000 (2)<F2>            5,000         5,000      (4)<F4>
Steven F. Neira                                                  10,000 (2)<F2>            5,000         5,000      (4)<F4>
Robert M. Nieder                                                200,000 (2)<F2>          100,000       100,000      (4)<F4>
Ponderosa Investment Partners Inc.                               50,000 (2)<F2>           25,000        25,000      (4)<F4>
Edward H. Price, Inc. PS Plan                                   100,000 (2)<F2>           50,000        50,000      (4)<F4>
Seth D. Rankin                                                   30,000 (2)<F2>           15,000        15,000      (4)<F4>
David J. Schanin                                                 50,000 (2)<F2>           25,000        25,000      (4)<F4>
Mike M. Schizas and Linda K. Schizas                             20,000 (2)<F2>           10,000        10,000      (4)<F4>
Andrew J. Schlauch and Kimberly L. Schlauch                      20,000 (2)<F2>           10,000        10,000      (4)<F4>
John Schoenauer                                                  50,000 (2)<F2>           25,000        25,000      (4)<F4>
William Secor                                                   100,000 (2)<F2>           50,000        50,000      (4)<F4>
The Irrevocable Seven Oaks Trust                                150,000 (2)<F2>           75,000        75,000      (4)<F4>
H. Howland Silleck                                               50,000 (2)<F2>           25,000        25,000      (4)<F4>
Silleck Investments, LLC                                        100,000 (2)<F2>           50,000        50,000      (4)<F4>
David  Simas and Jeanne Simas                                   100,000 (2)<F2>           50,000        50,000      (4)<F4>
David Simas FBO Kasey Simas                                      20,000 (2)<F2>           10,000        10,000      (4)<F4>
Kyle P. Simas and David L. Simas                                 20,000 (2)<F2>           10,000        10,000      (4)<F4>
Donald Strasburg                                                 10,000 (2)<F2>            5,000         5,000      (4)<F4>
Scott R Takeda                                                   20,000 (2)<F2>           10,000        10,000      (4)<F4>
Billy B Kay Tam                                                  20,000 (2)<F2>           10,000        10,000      (4)<F4>
Roger Wasserman                                                 100,000 (2)<F2>           50,000        50,000      (4)<F4>
Jeremy Watada                                                    10,000 (2)<F2>            5,000         5,000      (4)<F4>
Charles Wong                                                     70,000 (2)<F2>           35,000        35,000      (4)<F4>
Yau Kam Wing Anthony                                            200,000 (2)<F2>          100,000       100,000      (4)<F4>
DeCh'in Strategic Consulting LLC                               1,457,000               1,457,000           -0-      --
Li Kai Chi                                                     1,833,000               1,833,000           -0-      --
Ma Kit Ying, Ada                                               1,833,000               1,833,000           -0-      --
Lam Wai Keung                                                  1,833,000               1,833,000           -0-      --
------------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2> Includes shares underlying warrants which entitle the holder to purchase common shares through June 30, 2008.



                                       30

(3)<F3>  Does not include shares underlying warrants.

(4)<F4>  Less than 1%.


                              PLAN OF DISTRIBUTION

         The selling shareholders may sell some or all of their shares of common stock in one or more transactions, including block transactions:

    o on such public markets or exchanges as the common stock may from time to time be trading;
    o    in privately negotiated transactions;
    o    through the writing of options on the common stock;
    o    in short sales; or
    o    in any combination of these methods of distribution.

         The selling shareholders have set an offering price of $0.20 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

         In the event of the transfer by the selling shareholders of their shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling shareholder who has transferred his shares.

         The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholder or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholder, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         If, after the date of this prospectus, a selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

         We are bearing all costs relating to the registration of the common stock, which are estimated at $25,000. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the NASD OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the NASD OTC Bulletin Board.

         We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our business plan, we will at some point in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

         The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law and may, among other things:

    o Not engage in any stabilization activities in connection with our common stock;
    o Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
    o Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                  LEGAL MATTERS

         Stevenson, Wong & Co., has given an opinion on the validity of the securities.



                                     EXPERTS

         We have included the financial statements of the company as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, in reliance upon the report of Zhong Yi (Hong Kong) C.P.A. Company Limited, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.

                             REPORTS TO STOCKHOLDERS

         As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements - Six Months Ended June 20, 2005 and 2004

   Consolidated Balance Sheet
     June 30, 2005 (Unaudited).............................................F-1

   Consolidated Statements of Income (Unaudited)
     Six Months Ended June 30, 2005 and 2004...............................F-2

   Consolidated Statements of Cash Flows (Unaudited)
     Six Months Ended June 30, 2005 and 2004...............................F-3

   Notes to Consolidated Financial Statements (Unaudited)..................F-4

Financial Statements - Years Ended December 31, 2004, 2003 and 2002

   Report of Independent Registered Public Accounting Firm ................FF-1

   Consolidated Balance Sheets
     December 31, 2004, 2003 and 2002......................................FF-2

   Consolidated Statement of Income
     Years Ended December 31, 2004, 2003 and 2002..........................FF-4

   Consolidated Statement of Stockholders' Equity
     Years Ended December 31, 2004, 2003 and 2002..........................FF-5

   Consolidated Statements of Cash Flows
     Years Ended December 31, 2004, 2003 and 2002..........................FF-6

   Notes to Consolidated Financial Statements..............................FF-8

                   Titanium Group Limited and its Subsidiaries
                           Consolidated Balance Sheets
                               As of June 30, 2005
           (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                                              2005                    2005
                                                                        --------------           --------------
                                                                               US$                     HK$
                              ASSETS

Current assets:
  Cash and cash equivalents                                             $      16,592            $     129,417
  Accounts receivable, trade                                                  670,673                5,231,246
Amount due from related parties                                                   -                        -
  Inventories                                                                   3,141                   24,497
  Deposits                                                                     28,890                  225,342
                                                                        --------------           --------------
     Total current assets                                                     719,296                5,610,502
                                                                        --------------           --------------
Property and equipment, at cost, net of accumulated depreciation
  Cost                                                                        122,161                  952,852
  Accumulated depreciation                                                    (22,912)                (178,710)
                                                                        --------------           --------------
                                                                               99,249                  774,142
                                                                        --------------           --------------
Other assets                                                                  288,434                2,249,788
                                                                        --------------           --------------
Total assets                                                            $   1,106,979            $   8,634,432
                                                                        ==============           ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                                                        $      51,843            $     404,375
  Current portion of long term debt
  Accounts payable, trade                                                     423,865                3,306,147
  Taxes payable                                                                55,472                  432,683
  Amount due to related parties                                                   -                        -
                                                                        --------------           --------------
      Total current liabilities                                               531,180                4,143,205
                                                                        --------------           --------------
Long-term debt
   Shareholders' loans                                                            -                        -
                                                                        --------------           --------------
                                                                                  -                        -
                                                                        --------------           --------------
Minority interest                                                              (4,013)                 (31,304)
                                                                        --------------           --------------
Stockholders' equity:
 Common stock, US$0.01 (HK$0.078) par value,
   100,000,000 shares authorized, 47,000,000 shares
    issued and outstanding                                                     99,659                  777,338
 Retained earnings                                                            480,153                3,745,193
                                                                        --------------           --------------
                                                                              579,812                4,522,531
                                                                        --------------           --------------
                                                                        $   1,106,979            $   8,634,432
                                                                        ==============           ==============


     See accompanying notes to unaudited consolidated financial statements.

                   Titanium Group Limited and its Subsidiaries
                        Consolidated Statements of Income
                     Six Months Ended June 30, 2005 and 2004
           (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                               2005                   2005                    2004
                                                         ---------------        ----------------        ----------------
                                                                US$                    HK$                     HK$
Revenue                                                  $       841,860        $     6,566,505         $     2,646,377
Cost of sales                                                    444,984              3,470,875               1,974,936
                                                         ----------------       ----------------        ----------------
Gross profit                                                     396,876              3,095,630                 671,441
                                                         ----------------       ----------------        ----------------
Selling, general and administrative expenses                     259,081              2,020,831               1,144,551
                                                         ----------------       ----------------        ----------------
                                                                 259,081              2,020,831               1,144,551
                                                          ---------------       ----------------        ----------------
Income (loss) from operations                                    137,795              1,074,799                (473,110)
                                                         ----------------       ----------------        ----------------
Other income (expense):
  Other income                                                    37,042                288,924                 781,609
  Interest expense                                                  (191)                (1,486)                 (8,054)
                                                         ----------------       ----------------        ----------------
                                                                  36,851                287,438                 773,555
                                                         ----------------       ----------------        ----------------
Income before provision for income taxes
   and minority interest                                         174,646              1,362,237                 300,445
Income tax                                                        38,462                300,000                     -
                                                         ----------------       ---------------         ----------------
Income before minority interest                                  136,184              1,062,237                 300,445
Minority interest                                                 (4,935)               (38,493)                (14,115)
                                                         ----------------       ----------------        ----------------
Net income                                               $       141,119        $     1,100,730         $       314,560
                                                         ================       ================        ================
Per share information:
Basic and diluted income (loss)
  per common share                                       $           -          $          0.02         $          0.01
                                                         ================       ================        ================
Weighted average shares outstanding
   basic and fully diluted                                    47,000,000             47,000,000              47,000,000
                                                         ================       ===============         ================

Net income                                               $       141,119        $     1,100,730         $       314,560
Other comprehensive income (loss)
   Effect of foreign currency transactions                            86                    671                  (3,009)
                                                         ----------------       ----------------        ----------------
Comprehensive income                                     $       141,205        $     1,101,401         $       311,551
                                                         ================       ================        ================



     See accompanying notes to unaudited consolidated financial statements.

                   Titanium Group Limited and its Subsidiaries
                      Consolidated Statement of Cash Flows
                     Six Months Ended June 30, 2005 and 2004
           (Original currency expressed in Hong Kong Dollars ("HK$"))
                                   (Unaudited)

                                                                 2005                    2004
                                                          ----------------          ---------------
                                                                  HK$                     HK$
Net cash provided by operating activities                 $     1,438,403           $    1,095,363

Cash flows from investing activities:
  Acquisition of intangible assets                               (147,600)              (1,267,019)
  Acquisition of plant and equipment                             (635,600)                 (77,545)
                                                          ----------------          ----------------
Net cash used in investing activities                            (783,200)              (1,344,564)
                                                          ----------------          ----------------

Cash flows from financing activities:
   Repayment of long term bank loan                               (16,667)                (100,000)
   Repayment of shareholders' loan                             (1,420,000)                     -
   Proceeds from additional paid in capital                       387,338                      -
                                                          ----------------          ---------------
Net cash used in financing activities                          (1,049,329)                (100,000)
                                                          ----------------          ---------------

Increase (decrease) in cash                                      (394,126)                (349,201)
Cash and cash equivalents, beginning of period                    523,543                  746,205
                                                          ----------------          ---------------

Cash and cash equivalents, end of period                  $       129,417           $      397,004
                                                          ================          ===============


     See accompanying notes to unaudited consolidated financial statements.

                  Titanium Group Limited and its Subsidiaries.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

NOTE 1 - GENERAL

The Company is incorporated in the British Virgin Islands as a private limited company using the name Titanium Group Limited. The Company is incorporated on May 17, 2004 and has been dormant since incorporation. The Company's functional currency is the Hong Kong dollar.

On June 22 2005, the Company acquired the entire share capital of Titanium Technology Limited from Golden Mass Technologies Limited. Titanium Technology Limited is a company incorporated in Hong Kong and is engaged in developing products utilizing biometrics technologies, licensing of technologies, professional services and project contracting. Through the acquisition of Titanium Technology Limited, the Company had also acquired Titanium Technology (Shenzhen) Company Limited., a subsidiary of Titanium Technology Limited.

The accompanying financial statements present the financial position and results of operations of the Company and its subsidiary companies, Titanium Technology Limited and Titanium Technology (Shenzhen) Company Limited (collectively known as "the Group"). The Group's functional currency is the Hong Kong dollar.


NOTE 2 - BASIS OF PRESENTATION OF INTERIM PERIOD

The accompanying unaudited consolidated financial statements as of June 30, 2005 and 2004 and for the six-month period then ended have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and the requirements of Regulation S-X. They do not include all of the information and footnotes for complete consolidated financial statements as required by GAAP. In management's opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the period ended June 30, 2005 and 2004 presented are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the annual fiancial statements presented elsewhere in this registration statement.


Note 3 - AMOUNT DUE FROM RELATED PARTIES

The outstanding amounts represent cash advanced to a director and shareholder of the Group.

The cash advanced to a shareholder was for the payment of the shareholder's non-business related expenses over the years. The cash advanced to a director relates to the temporary cash payment to the directors who will then transfer the cash to the Group's subsidiary in PRC. It form part of the remittance procedures from the Group's subsidiary in Hong Kong to its subsidiary in PRC.

These amounts due from related parties are unsecured, interest free and are repayable on demand.

Set out below is the movement of the amount due from related companies during each of the six months ended June 30, 2005 and 2004:

                                                 2005               2004
                                                  HK$                HK$
    Balance brought forward                    1,048,685            808,330
    Advances during the year                     623,673            235,384
    Repayment during the year                          -                  -
    Amount capitalized                        (1,672,358)                 -
                                           --------------     --------------

  Balance carried forward                              -          1,043,714
                                           ==============     ==============

  Maximum balance during the year              1,672,358          1,043,714
                                           ==============     ==============


NOTE 4 - OPERATING LEASE

During the period ended June 30, 2005, the Group subsidiary signed a new operating lease effective from July 1, 2005. The future minimum lease payments for the next three years under the lease are HK$106,627 for 2005, HK$284,340 for 2006, HK$284,340 for 2007 and HK$142,170 for 2008.


NOTE 5 - STOCKHOLDERS' EQUITY

On June 30, 2005, certain shareholders agreed to forgive loans made to the Group though that date. The amount of the forgiveness (net of loans made to the shareholders) was contributed to the capital of the Company and aggregated approximately HK$387,000.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Titanium Group Limited and its subsidiaries

We have audited the accompanying consolidated balance sheets of Titanium Group Limited and its subsidiaries as of December 31, 2002, 2003 and 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Titanium Group Limited and its subsidiaries as of December 31, 2002, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, 2003 and 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited.
Certified Public Accountants


Hong Kong, China

August 31, 2005


  9TH FLOOR, CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD ROAD, CENTRAL, HONG KONG
                                    TEL. : (852) 2573 2296 FAX.: (852) 2384 2022

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     AS OF DECEMBER 31, 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                      2004              2004              2003              2002
                                                      ----             -----              ----              ----
                                                       US$               HK$               HK$               HK$
ASSETS

Current assets:
   Cash and cash equivalents                 $      67,121      $    523,543      $    746,205      $    500,852
   Accounts receivable, trade                      184,346         1,437,898         1,203,161         1,552,623
   Amount due from related parties                 134,447         1,048,685           808,330           385,534
   Inventories                                       2,686            20,953                 -                 -
   Deposits                                         14,291           111,469            47,860            20,210
                                             --------------     -------------     -------------     -------------
Total current assets                               402,891         3,142,548         2,805,556         2,459,219
                                             --------------     -------------     -------------     -------------

Plant and equipment
  Computer system                                   28,012           218,495           133,720            73,232
  Decoration                                         4,671            36,430                 -                 -
  Furniture and fixtures                             2,521            19,660            19,000            19,000
  Office equipment                                   5,470            42,667            42,667            23,012
                                             --------------     -------------     -------------     -------------
                                                    40,674           317,252           195,387           115,244
  Less: accumulated depreciation                   (18,238)         (142,253)          (72,836)          (30,262)
                                             --------------     -------------     -------------     -------------
Plant and equipment, net                            22,436           174,999           122,551            84,982
                                             --------------     -------------     -------------     -------------

Intangible assets                                  312,925         2,440,815           999,677            38,000
                                             --------------     -------------     -------------     -------------

Total assets                                 $     738,252      $  5,758,362      $  3,927,784      $  2,582,201
                                             ==============     =============     =============     =============







See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                     AS OF DECEMBER 31, 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                      2004              2004              2003              2002
                                                      ----              ----              ----              ----
                                                       US$               HK$               HK$               HK$
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                             $      8,058       $     62,850      $    211,264      $      1,215
  Current portion of bank borrowings                2,137             16,667           200,000                 -
  Amount due to related parties                    27,025            210,797           290,085           194,265
  Accounts payable                                111,629            870,706         1,215,076         1,350,983
  Taxes payable                                    17,482            136,360            14,706            95,884
                                             -------------      -------------     -------------     -------------
Total current liabilities                         166,331          1,297,380         1,931,131         1,642,347
                                             -------------      -------------     -------------     -------------

Long-term debt
  Long term portion of bank
    Borrowings                                          -                  -            16,667                 -
  Shareholders' loans                             182,051          1,420,000           920,000                 -
                                             -------------      -------------     -------------     -------------
                                                  182,051          1,420,000           936,667                 -
                                             -------------      -------------     -------------     -------------
Minority interest                                     922              7,190            37,760            (2,455)
                                             -------------      -------------     -------------     -------------

Stockholders' equity:
Common stock, US$0.01 (HK$0.078) par
    value, Authorized - 100,000,000
    shares, issued and outstanding -
    47,000,000 shares                              50,000            390,000           390,000           390,000
  Retained earnings                               339,374          2,647,120           633,127           552,219
  Accumulated other comprehensive
  Income                                             (426)            (3,328)             (901)               90

                                                  388,948          3,033,792         1,022,226           942,309
                                             -------------      -------------     -------------     -------------

Total liabilities and stockholders' equity   $    738,252       $  5,758,362      $  3,927,784      $  2,582,201
                                             =============      =============     =============     =============


See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                  2004                 2004                2003               2002
                                                  ----                 ----                ----               ----
                                                   US$                  HK$                 HK$                HK$

Revenue                                   $    814,006        $   6,349,252       $   4,357,694      $    4,267,341
Cost of sales                                 (375,575)          (2,929,488)         (2,454,220)         (1,964,860)
                                          -------------       --------------      --------------     ---------------
Gross profit                                   438,431            3,419,764           1,903,474           2,302,481
                                          -------------       --------------      --------------     ---------------

Expenses
 Selling, general and
   administrative expenses                    (323,899)          (2,526,414)         (2,332,213)         (1,117,729)
 Research and development costs                      -                    -            (694,918)           (662,500)
                                          -------------       --------------      --------------     ---------------
                                              (323,899)          (2,526,414)         (3,027,131)         (1,780,229)
                                          -------------       --------------      --------------     ---------------
Income (loss) from operations                  114,532              893,350          (1,123,657)            522,252
                                          -------------       --------------      --------------     ---------------

Other income (expenses)
 Interest expenses                              (2,119)             (16,532)             (6,877)                  -
 Grant and subsidy income                      157,634            1,229,545           1,182,435              90,159
 Other income                                    3,134               24,449               1,153               2,064
                                          -------------       --------------      --------------     ---------------
Total other income                             158,649            1,237,462           1,176,711              92,223
                                          -------------       --------------      --------------     ---------------

Income before provision for
 income taxes and minority
 interest                                      273,181            2,130,812              53,054             614,475
Income tax                                     (18,896)            (147,389)            (11,931)            (95,884)
                                          -------------       --------------      --------------     ---------------

Income before minority interest                254,285            1,983,423              41,123             518,591
Minority interest                                3,919               30,570              39,785               2,455
                                          -------------       --------------      --------------     ---------------

Net income                                $    258,204        $   2,013,993       $      80,908      $      521,046
                                          =============       ==============      ==============     ===============

Net income per share                      $       0.01        $        0.04       $        0.00      $         0.01
                                          =============       ==============      ==============     ===============
Weighted average shares
  Outstanding
 Basic                                      47,000,000           47,000,000          47,000,000          47,000,000
                                          =============       ==============      ==============     ===============
 Diluted                                    47,000,000           47,000,000          47,000,000          47,000,000
                                          =============       ==============      ==============     ===============

Net income                                $    258,204        $   2,013,993       $      80,908      $      521,046
Other comprehensive income (loss)
  Effect of foreign transactions                  (311)              (2,427)               (991)                 90
                                          -------------       --------------      --------------     ---------------
Comprehensive income                      $    257,893        $   2,011,566       $      79,917      $      521,136
                                          =============       ==============      ==============     ===============

See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


                                             Common stock            Accumulated
                                                                   comprehensive         Retained
                                       SHARES           AMOUNT            INCOME          PROFITS             TOTAL

At January 1, 2002                 47,000,000     $    390,000     $           -     $     31,173      $    421,173
Cumulative foreign
  currency translation                      -                -                90                -                90
Profit for the year                         -                -                 -          521,046           521,046
                                 -------------    -------------    --------------    -------------     -------------

At December 31, 2002               47,000,000          390,000                90          552,219           942,309
Cumulative foreign                          -                -              (991)               -              (991)
  currency translation
Profit for the year                         -                -                 -           80,908            80,908
                                 -------------    -------------    --------------    -------------     -------------

At December 31, 2003               47,000,000          390,000              (901)         633,127         1,022,226
Cumulative foreign
  currency translation                      -                -            (2,427)               -            (2,427)
Profit for the year                         -                -                 -        2,013,993         2,013,993
                                 -------------    -------------    --------------    -------------     -------------

At December 31, 2004               47,000,000     $    390,000     $      (3,328)    $  2,647,120      $  3,033,792
                                 =============    =============    ==============    =============     =============
















See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                          2004             2004              2003             2002
                                                          ----             ----              ----             ----
                                                           US$              HK$               HK$              HK$
Cash flow from operating activities:
   Net income                                   $      258,204     $  2,013,993     $      80,908     $    521,046
   Adjustments:
   Depreciation and amortization                        91,942          717,148           282,505           20,520
   Minority interest in earnings of
    subsidiaries                                        (3,919)         (30,570)           40,215           (2,455)
   Loss on disposals of long term assets                     -                -                 -           18,868
   Decrease/ (increase) in:
   Inventories                                          (2,686)         (20,953)                -                -
   Trade and other receivables                         (30,094)        (234,737)          349,462       (1,470,128)
   Deposits                                             (8,155)         (63,609)          (27,650)          12,270
   Amount due from related parties                     (30,815)        (240,355)         (422,796)        (385,534)
  Increase/ (decrease) in:
   Trade and other payables                            (63,177)        (492,784)           74,142        1,327,900
   Amount due to related parties                       (10,166)         (79,288)           95,820          107,053
   Tax payable                                          15,597          121,654           (81,178)          95,884
   Shareholders loan                                    64,103          500,000           920,000                -
                                                ---------------   --------------    --------------    -------------
Net cash provided by operating activities              280,834        2,190,499         1,311,428          245,424
                                                ---------------   --------------    --------------    -------------
Cash flows from investing activities:
   Purchases of investment securities                        -                -                 -         (187,727)
   Disposal of investment securities                         -                -                 -          170,381
   Investment in subsidiary                                  -                -                 -          (30,000)
   Purchases of fixed assets                           (15,624)        (121,865)          (80,143)         (56,534)
   Increase of intangible assets                      (267,804)      (2,088,869)       (1,201,608)         (40,000)
                                                ---------------   --------------    --------------    -------------
Net cash used in investing activities                 (283,428)      (2,210,734)       (1,281,751)        (143,880)
                                                ---------------   --------------    --------------    -------------
Cash flows from financing activities :
   Increase in share capital                                 -                -                 -          390,000
   Proceeds from long term debt                              -                -           300,000                -
   Repayments of long term debt                        (25,641)        (200,000)          (83,333)               -
                                                ---------------   --------------    --------------    -------------
 Net cash provided by (used in) financing
 activities                                            (25,641)        (200,000)          216,667          390,000
                                                ---------------   --------------    --------------    -------------
Effect of exchange gain / (loss) on cash and
   cash equivalents                                       (311)          (2,427)             (991)              90
                                                ---------------   --------------    --------------    -------------

 Net increase/(decrease) in cash and cash
 equivalents                                           (28,546)        (222,662)          245,353          491,634
Cash and cash equivalents at the beginning of
  the year                                              95,667          746,205           500,852            9,218
                                                ---------------   --------------    --------------    -------------

Cash and cash equivalents at the end of the
year                                            $       67,121    $     523,543     $     746,205     $    500,852
                                                ===============   ==============    ==============    =============


See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                   YEARS ENDED DECEMBER 31 2004, 2003 AND 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

                                                       2004            2004             2003            2002
                                                       ----            ----             ----            ----
                                                        US$             HK$              HK$             HK$
Other information
   Interest paid on bank overdraft and
     bank borrowing                            $      2,119     $    16,532      $     6,877     $         -
                                              ==============    ============     ============    ============

   Income tax paid                             $        423     $    25,735      $    93,109     $         -
                                              ==============    ============     ============    ============

Non-cash disclosure
   Comprehensive income / (loss)               $       (311)    $    (2,427)     $      (991)    $        90
                                              ==============    ============     ============    ============















See accompanying notes to consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


1.       ORGANIZATION AND BASIS OF PRESENTATION

         Titanium Group Limited ("the Company") was incorporated as an International Business Company with limited liability in the British Virgin Island under the International Business Companies Act, Cap 291 of the British Virgin Islands on May17, 2004.

         The Company was established to be the holding company for Titanium Technology Limited ("TTL") and Titanium Technology (Shenzhen) Co., Ltd., a subsidiary in which TTL has a 92% equity interest, (collectively known as "the Operating Enterprises"). The Operating Enterprises are distinct legal entities with limited liability.

         The following are the particulars of the Operating Enterprises included in the consolidated financial statements:

         Titanium Technology Limited ("TTL")

         TTL was incorporated in Hong Kong on February 14, 2001 by certain individuals. The issued ordinary share capital of TTL was HK$30,000.

         TTL is engaged in developing products utilizing biometrics  technology,
         licensing   of   technologies,   professional   services   and  project
         contracting.

         Listed below are the technology and products which TTL has developed and sold during the year ended December 31, 2004:

         Technology

         Ti-Face

         Ti-Face is the core face recognition engine developed and implemented by TTL. The technology is capable of selecting intelligently specific areas of the face, such as the eyes or mouth, which in turn are used as distinguishable features for recognition.

         Products

         ProAccess

         Applying TTL's Ti-Face technology, the ProAccess suite is a high-performance, secure, user-friendly solution to enhance the authentication method of physical door, personal computer, and mobile phones by advance recognition technology.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

         ProFacer

         ProFacer is a biometrically integrated surveillance system. TTL employs a full range of technology to enhance and automate existing surveillance techniques. The characteristic processes enabling ProFacer to function effectively are detection, alignment, normalization, representation and matching.

         Besides, TTL also provides consulting services to its customers. TTL's consulting team works with the client from the earliest stages of the project and takes accountability for the success of the project. In generally, TTL provides consulting services in the areas of security service and system integration/development projects.

         TTL's principal markets/customer base as well as the geographic area served can be summarized as below:

         -     Hong Kong, including Hong Kong government and commercial sectors;
         -     China, mainly the government;
         -     Macau, mainly casinos; and
         - For Japan and the US markets, TTL has formed distribution partnership with the local agents to sell its products. Customers in Japan came from both retail and commercial sectors.

         Titanium Technology (Shenzhen) Limited ("TTLSZ")

         TTLSZ was registered in Shenzhen, the People's Republic of China ("PRC") on September, 20 2002. The registered and contributed capital of TTLSZ was HK$1,000,000. TTLSZ was established by TTL and EAE Production HK Limited ("EAE"). TTL owns 92% of the registered capital of TTLSZ while EAE owns the remaining 8%.

         TTLSZ is responsible for the product development activities for TTL.

         The Company believes that it operates in a single business segment.

         The accompanying consolidated financial statements present the consolidated assets, liabilities, results of operations and cash flows of the Company and its subsidiaries (collectively known as "the Group") as if the Company had been in existence throughout the three years ended December 31, 2004.

         The interest of the Company in the Operating Enterprises was acquired in exchange for shares in the Company subsequent to December 31, 2004. These transactions are considered to be transfers between entities under common control, within the meaning of generally accepted accounting principles in the United States of America ("US GAAP"). Accordingly, the assets and liabilities transferred have been accounted for at historical cost or at their "fair value" at the date of their original acquisition and have been included in the foregoing financial statements as of the beginning of the periods presented.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of consolidation

         The consolidated financial statements include the financial statements of Titanium Group Limited and its subsidiaries and have been prepared in accordance in accordance with US GAAP. All significant inter-company balances and transactions have been eliminated on consolidation.

         Inventories

         Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average method for all inventories. Inventories consist of computer accessories purchased from various suppliers.

         Accounts receivable

         Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Group's best estimate of the amount of probable credit losses in the Group's existing accounts receivable. The Group determines the allowance based on historical write-off experience of the Group. The Group reviews its allowance for doubtful accounts on a regular basis. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by industry. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

         No general provision of bad and doubtful debts has been made in these consolidated financial statements. The management considers that the accounts receivables are from reputable customers and expects to collect their outstanding balances in full.

         Cash and cash equivalents

         For purposes of reporting cash flows, cash includes amounts on hand and amounts on deposits at financial institutions.

         Plant and equipment

         Plant and equipment are stated at cost less accumulated depreciation.

         Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of machinery and equipment is 5 years. Total depreciation for each of the three years ended December 31, 2002, 2003 and 2004 was HK$18,520, HK$42,574 and HK$69,417 respectively.

         Intangible assets

         Costs incurred in connection with the registration of patent rights have been capitalized and are being amortized using the straight-line method over a period of 20 years.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

         Revenue recognition

         The principal activities of the Group are software development and software sales. It generates revenues through license sales of its products, all of which utilize the proprietary technology that it has developed as well as consulting services that the Group provides to its customers in connection with its products. Revenue from software license sales is recognized as revenue when the Group has fulfilled all conditions and obligation under the agreements. Revenue from the provision services is recognized at the time when the consulting services have been rendered to the customers.

         Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

         Research and development costs

         Research costs are expensed as incurred. Product development expenses, consist primarily of labor cost. The products are developed by in-house technicians who perform research and development, enhance and maintain existing products and provide quality assurance. Product development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, management considers that the products, "ProAccess" and "ProFacer" have reached this stage of development, therefore, they have capitalized HK$1,185,678 and HK$2,022,379 of product development costs associated with ProAccess ProFacer as intangible assets for the years ended December 2003 and 2004 respectively.

         These intangible assets are being amortized using the straight-line method over a period of 5 years. Amortization amounted to HK$237,135 and HK$641,610 and was charged to operations for the years ended December 31, 2003 and 2004 respectively.

         Grant and subsidy income

         Grant and subsidy income represents subsidy from the Government of Hong Kong Special Administrative Region ("HKSAR") for assisting the Group in development of products of innovative nature. The products developed under this subsidy plan include ProAccess and ProFacer.

         Pursuant to the agreements made between the Group and the Government of Hong Kong Special Administrative Region ("HKSAR"), the Government of HKSAR will provide funding to the Group for product development. The funding will be made available to the specific project in accordance with the milestones as established by the Group and is subject to a ceiling of HK$2,000,000.

         The Group is not required to repay the Government grant. However, the Group is required to contribute approximately 50% of the overall project cost in accordance with the grant agreement. The Group has contributed HK$2,309,313 for the ProAccess and ProFacer projects.

         Upon completion of the project, the Group will have to tender to the Government its pro rata share of the residual funds remaining in the project account. Beside that, the Group will have to pay the Government a royalty fee of 5% on the gross revenue earned from any activities in connection with

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

         the project. The royalty fee paid by the Group for each of the years ended December 31, 2003 and 2004 amounted to HK$32,647 and HK$34,532 respectively.

         The Group is entitled to retain ownership of the intellectual property resulting from the project.

         Advertising costs

         The Group expenses advertising costs as incurred in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-7, "Reporting for Advertising Costs". Advertising expenses amounted to HK$129,573, HK$80,303 and HK$45,643 for the year ended December 31, 2002, 2003 and 2004 respectively.

         Income taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Comprehensive income

         Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statement of stockholder's equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

         Foreign currency translation methodology

         The Group's functional currency is the Hong Kong dollar because the majority of the Group's revenues, capital expenditure and operating and borrowing costs are either denominated in Hong Kong dollars or linked to the Hong Kong dollar exchange rate. Accordingly, transactions and balances not already measured in Hong Kong dollars (primarily transactions involving the United States dollar and the PRC Yuan) have been re-measured into Honk Kong dollars in accordance with the relevant provisions of Statement of Financial Accounting Standards (`SFAS") No. 52, "Foreign Currency Translation". The objective of this re-measurement process is to produce largely the same results that would have been reported if the accounting records had been kept in Hong Kong dollars. The exchange rate adopted throughout the consolidated financial statement where US dollars are presented was US$1 / HK$7.8.

         Cash, receivables, payables, and loans are considered monetary assets and liabilities and have been translated using the exchange rate as of the balance sheet dates. Non-monetary assets and liabilities, including non-current assets and shareholders' equity, are stated at their actual dollars costs or are restated from their historic cost, by applying the historical exchange rate as monthly average exchange rates to underlying transactions.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

         Equity-based compensation

         The Company adopted Statement of Financial Accounting Standard ("FAS") No. 123 ("FAS 123"), Accounting for Stock-Based Compensation beginning at its inception. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principals Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company did not pay any stock based compensation during any period presented.

         Use of estimates

         The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, intangibles and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; valuation of derivative instruments; and assets and obligations related to employee benefits. Actual results could differ from those estimates.

         Paid vacation leave and long service leave obligation

         No accrual for paid vacation leave and long service leave obligation has been provided in the financial statements of the Group. Pursuant to Hong Kong law, Hong Kong employees are generally only entitled to severance pay upon their retirement or upon the termination of their employment without cause provided that they have been employed by the Group for a period of more than five years. As the Group had been in existence for less than five years, the management believes that the provision for long service leave obligation is not required. For paid leave obligation, the Group has adopted a policy that employees would be entitled to take paid holiday leave in each year in accordance with their employment contracts. Any unused vacation leave is forfeited at the end of each calendar year.

         With the approval from the management, an employee of the PRC subsidiary is entitled to carry forward the unused annual vacation leave to the subsequent year once. Furthermore, it is also obligated to pay long service leave to employee upon termination of employment. In accordance with the PRC's rules and regulations on employment, the subsidiary is required to pay the employee a payment equals to a month salary for every full year of employment. However, the payment should not be more than twelve month of salary normally earned by that employee. Since all the employee have taken their entitlement of paid vacation leave and the management considers that the provision for long service leave obligation would be insignificant, therefore, no provision for unused annual paid vacation leave and long service leave obligation has been provided in the financial statements for the year ended December 31, 2004.

         Provision for products warranties

         The Group's standard warranty for its software products generally covers a twelve-month period and warrants against substantial non-conformance to the published documentation at time of delivery. The Group has not experienced any material returns where it was under obligation to honor this standard warranty provision. Warranty claims on hardware deficiencies are covered by the particular hardware suppliers. As such, no warranty provision has been provided in the accompanying consolidated balance sheet or reflected in the result of operations for the three years ended December 31, 2004.

         Impairment of long-lived assets

         In accordance with Statement 144, long-lived assets, such as plant, and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

         Intangible assets are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit.

         Recently issued accounting standards

         In  December  2004,  the FASB issued FASB  Statement  No. 123  (revised
         2004), SHARE-BASED PAYMENT, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and its related implementation guidance. For nonpublic companies, this Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. This Statement will be effective for the Company as of January 1, 2006.

         In December 2004, the FASB issued FASB Statement No.151, INVENTORY COSTS, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2006.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

         In December 2004, the FASB issued FASB Statement No. 153, EXCHANGES OF NON-MONETARY ASSETS, which eliminates an exception in APB 29 for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. This Statement will be effective for the Company for non-monetary asset exchanges occurring on or after January 1, 2006.

3.       AMOUNT DUE FROM RELATED PARTIES

         The outstanding amounts represent cash advanced to a director and shareholder of the Group.

         The cash advanced to a shareholder was for the payment of the shareholder's non-business related expenses over the years. The cash advanced to a director relates to the temporary cash payment to the directors who will then transfer the cash to the Group's subsidiary in PRC. It form part of the remittance procedures from the Group's subsidiary in Hong Kong to its subsidiary in PRC.

         These amounts due from related parties are unsecured, interest free and are repayable on demand.

         Set out below are the movement of the amount due from related companies during each of the three years ended December 31, 2002, 2003 and 2004:

                                                                2004              2003            2002
                                                                ----              ----            ----
                                                                 HK$               HK$             HK$
         Balance brought forward                       $     808,330     $     385,534    $          -
         Advances during the year                            679,725           471,237         385,534
         Repayment during the year                          (439,370)          (48,441)              -
                                                       --------------    --------------   -------------
         Balance carried forward                       $   1,048,685     $     808,330    $    385,534
                                                       ==============    ==============   =============
         Maximum balance during the year               $   1,408,685     $     808,330    $    385,534
                                                       ==============    ==============   =============

4.       INTANGIBLE ASSETS

                                                                       AS OF DECEMBER 31, 2004
                                                        --------------------------------------------------------
                                                                                 WEIGHTED
                                                                 GROSS            AVERAGE
                                                              CARRYING       AMORTIZATION         ACCUMULATED
                                                                AMOUNT             PERIOD        AMORTIZATION
                                                                ------             ------        ------------
                                                                   HK$                                    HK$
       Intangible assets:
         Products development costs                     $    3,208,057            5 years        $    878,745
         Patent and license right registration fee             122,420           20 years              10,917
                                                        ---------------                          -------------
                                                        $    3,330,477                           $    889,662
                                                        ===============                          =============

         Aggregate amortization expense for intangible assets was HK$2,000, HK$239,931 and HK$647,731 for the years ended December 31, 2002, 2003 and 2004 respectively.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

5.       FAIR VALUE OF INANCIAL INSTRUMENTS

         The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The board of directors considers that the estimated fair value of the Group's financial instruments at December 31, 2002, 2003 and 2004 are their respective carrying amount.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and cash equivalents, trade accounts receivable, amounts due from related parties, bank borrowings, trade accounts payable and shareholders' loan. The carrying amount approximates fair value because of short maturity of these instruments.


6.       LONG TERM BORROWINGS

                                                                2004               2003               2002
                                                                ----               ----               ----
                                                                 HK$                HK$                HK$
         Bank borrowings                               $           -     $      216,667       $          -
         Current portion of bank borrowings                        -           (200,000)                 -
                                                       --------------    ---------------      -------------
         Long term portion of bank borrowings                      -             16,667                  -
                                                       --------------    ---------------      -------------
         Loan from shareholders                            1,420,000            920,000                  -
                                                       --------------    ---------------      -------------
                                                       $   1,420,000           $936,667       $          -
                                                       ==============    ===============      =============

         In 2003, TTL entered into a financing agreement with a financial institution in which the financial institution would lend the Group HK$300,000 (US$38,462). The bank borrowings were unsecured and bearing interest at 5.5% per annum. The loan was to be repaid by 18 monthly installments of HK$18,042 (US$2,313). The financing agreement was secured by personal guarantees given by TTL's directors.

         The loans from shareholders are unsecured, interest free and are not repayable within the next twelve months.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))


7.       COMMON STOCK

         The description of the Company's shares is as follows:

         Each outstanding share of common stock is entitled to one vote. The common stockholders do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of shares voting are able to elect all of the directors.

         Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as distributions to the stockholders.

         At the time of incorporation, the Company's authorized capital was 1,000,000 shares of common stock, par value US$0.05. On June 20, 2005, the authorized capital was changed to 100,000,000 shares of common stock, par value US$0.01.

         Pursuant to a share an exchange agreement dated June 22, 2005, the Company issued 47,000,000 shares in exchange for the then outstanding shares of TTL and TTL then became a wholly owned subsidiary of the Company.

         Subsequent to the balance sheet date, the Company sold 3,000,000 shares of common stock through a private placement and received aggregate gross proceeds of HK$4,680,000 (US$600,000). Expenses of the offering were approximately HK$507,000 (US$65,000). In addition, the Company issued 3,000,000 common stock purchase warrants to the investors. Each common stock purchase warrant entitles the investor to purchase one share of common stock at an exercise price of US$0.50 per share through June 30, 2008.


8.       INCOME TAXES

         Income tax consists of:

                                                            2004                  2003              2002
                                                            ----                  ----              ----
                                                             HK$                   HK$               HK$
             Hong Kong Profit Tax:
             - current year                        $     147,389        $       11,931      $     95,884
                                                   ==============       ===============     =============

         Income tax is calculated at 17.5% based on the estimated assessable profit for each year. No income tax has been provided for the Group's subsidiary registered in the PRC as the subsidiary has no profit earned which is subject to tax in accordance with the relevant law and regulation in the PRC.

         As the tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2004, 2003 and 2002 is immaterial to the Group; therefore, no provision for deferred tax has been made in these consolidated financial statements.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

9.       OPERATING LEASE COMMITMENTS

         At December 31, 2004 the Group had total future minimum lease payments under non-cancelable operating leases falling due as follows:

         Due in 2005                $  235,656
         Thereafter                 $  589,140

         The Group expenses rental payments as incurred and is included in administrative expenses in the consolidated statement of income. Rental payments amounted to HK$45,587, HK$99,052 and HK$207,088 for the years ended December 31, 2002, 2003 and 2004 respectively.


10.      RELATED PARTY TRANSACTIONS

         For each of the years in the three-year period ended December 31, 2002, 2003 and 2004, TTL had sold goods to Ericorps Creation (HK) Limited amounting to HK$500,000, HK$825,820 and HK$266,791 respectively.

         Ericorps   Creation  (HK)  Limited  is  owned  by  certain   beneficial
         shareholders of the Group who control an aggregate of 10% of the outstanding shares.


11.      OPERATING RISK

         Concentration of credit risk

         The carrying amount of cash and cash equivalents, trade receivables and due from related parties represented the Group's maximum exposure to credit risk in relation to financial assets.

         The majority of the Group's trade receivables relate to sales of goods/provision of services to third party customers. The Group does not have fixed credit period for its trade receivables. The Group
         performs  ongoing  credit  evaluations  of  its  customer's   financial
         condition   and  generally   does  not  require   collateral  on  trade
         receivables.

         No other financial assets carry a significant exposure to credit risk.

         Exchange risk

         The Group cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Group could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of HK$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notices.

                   TITANIUM GROUP LIMITED AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 2004, 2003 & 2002
           (ORIGINAL CURRENCY EXPRESSED IN HONG KONG DOLLARS ("HK$"))

12.      SUBSEQUENT EVENTS

         On May 13, 2005, the Group subsidiary signed a new operating lease effective from July 1, 2005. The future minimum lease payments for the next three years under the lease are HK$106,627 for 2005, HK$284,340 for 2006, HK$284,340 for 2007 and HK$142,170 for 2008.

         On June 30, 2005, certain shareholders agreed to forgive loans made to the Group though that date. The amount of the forgiveness (net of loans made to the shareholders) was contributed to the capital of the Company and aggregated approximately HK$387,000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

         Securities and Exchange Commission filing fee........$       234.36
         Accounting fees and expenses.........................     70,000.00
         Blue sky fees and expenses...........................      1,000.00
         Legal fees and expenses..............................     25,000.00
         Transfer agent fees and expenses.....................      5,550.00
         Printing expenses....................................      2,000.00
         Miscellaneous expenses...............................      1,215.64
                                                              --------------

         Total................................................$   105,000.00
                                                              ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the International Business Companies Act of the British Virgin Islands, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Section 74 of the registrant's Articles of Association (Exhibit 3.2 hereto) states that every officer and director shall be entitled to be indemnified out of the assets of the registrant against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage, or misfortune which may happen to, or be incurred by the registrant in the execution of the duties of his office, or in relation thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Within the past three years, the registrant has issued and sold the unregistered securities set forth in the tables below.

----------------------------------------------------------------------------------------------------------------------
                    PERSONS OR
                     CLASS OF
      DATE            PERSONS               SECURITIES                      CONSIDERATION            EXEMPTION CLAIMED
----------------------------------------------------------------------------------------------------------------------
May 2004           5 persons      5,000,000 shares of common       $50,000                           Section 4(2)
                                  stock
----------------------------------------------------------------------------------------------------------------------
June 2005          Golden Mass    42,000,000 shares of common      Shares of capital stock of        Section 4(2)
                   Technolo-gies  stock                            Titanium Technology Limited
                   Ltd.
----------------------------------------------------------------------------------------------------------------------
July 2005 -        64             2,460,000 Units, each Unit       $492,000 aggregate offering       Rule 506
August 2005        accredited     consisting of one share of       price; selling commissions of
                   investors      common stock and one common      $49,200
                                  stock purchase warrant
----------------------------------------------------------------------------------------------------------------------

                                      II-1


----------------------------------------------------------------------------------------------------------------------
                    PERSONS OR
                     CLASS OF
      DATE            PERSONS               SECURITIES                      CONSIDERATION            EXEMPTION CLAIMED
----------------------------------------------------------------------------------------------------------------------
July 2005 -        13 non-U.S.    540,000 Units, each Unit         $108,000 aggregate offering       Regulation S
August 2005        Persons        consisting of one share of       price; selling commissions of
                                  common stock and one common      $10,800
                                  stock purchase warrant
----------------------------------------------------------------------------------------------------------------------


         No underwriters were used in the recapitalization and reorganization of the registrant. Underwriters were used in connection with the sale of the Units made from July 2005 to August 2005. The registrant relied upon the exemption from registration contained in Section 4(2) as to all of the transactions except for the sales of Units to accredited investors. The registrant relied upon Rule 506 and Regulation S for the sales of Units from July 2005 to August 2005, as all of the purchasers were either accredited investors or non-US persons. With regard to the transactions made in reliance on the exemption contained in
Section 4(2), the purchasers were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business. Restrictive legends were placed on the stock certificates evidencing the securities issued in all of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

--------------------------------------------------------------------------------
 REGULATION S-K
     NUMBER                         EXHIBIT
--------------------------------------------------------------------------------
      3.1        Memorandum of Association, as amended
--------------------------------------------------------------------------------
      3.2        Articles of Association, as amended
--------------------------------------------------------------------------------
      5.1        Opinion of Stevenson, Wong & Co.
--------------------------------------------------------------------------------
     10.1        Employment agreement with Jason Ma dated January 1, 2005
--------------------------------------------------------------------------------
     10.2        Employment agreement with Humphrey Cheung dated January 1, 2005
--------------------------------------------------------------------------------
     10.3        Employment agreement with Billy Tang dated January 1, 2005
--------------------------------------------------------------------------------
     10.4        Office lease dated June 22, 2005
--------------------------------------------------------------------------------
      21         Subsidiaries of the registrant
--------------------------------------------------------------------------------
     23.1        Consent of Stevenson, Wong & Co.
--------------------------------------------------------------------------------
     23.2        Consent of Zhong Yi (Hong Kong) C.P.A. Company Limited
--------------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

              (1)    File,  during  any   period  in  which  it  offers or sells
securities,  a  post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii)   Include   any   additional   or   changed  material
information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on September 12, 2005.

                                         TITANIUM GROUP LIMITED



                                         By:      /s/ JASON MA
                                            -----------------------------------
                                            Jason Ma, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                         TITLE                              DATE


                                                  Chief Executive Officer (Principal
/s/ JASON MA                                      Executive Officer)                            September 12, 2005
--------------------------------------------
Jason Ma
                                                  Chairman of the Board of Directors
                                                  (Principal Financial and Accounting Officer)
/s/ DR. JOHNNY NG                                                                               September 12, 2005
--------------------------------------------
Dr. Johnny Ng


/s/ HUMPHREY CHEUNG                               Director                                      September 12, 2005
--------------------------------------------
Humphrey Cheung


/s/ BILLY TANG                                    Director                                      September 12, 2005
--------------------------------------------
Billy Tang
